                                                                   Exh 99.(G)(1)

                               CENDANT CORPORATION
                       FINANCIAL STATEMENTS AND FOOTNOTES
                               FOR THE YEAR ENDED
                                DECEMBER 31, 1998

                                      INDEX

                                                                            Page
                                                                            ----

Independent Auditors' Report                                                  1

Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997 and 1996                                            2

Consolidated Balance Sheets as of December 31, 1998 and 1997                  3

Consolidated Statements of Shareholders' Equity for the years
  ended December 31, 1998, 1997 and 1996                                      5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996                                            8

Notes to Consolidated Financial Statements                                   10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cendant Corporation

We have audited the consolidated balance sheets of Cendant Corporation and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We did not audit the statements of income, shareholders' equity, and cash flows of PHH Corporation (a consolidated subsidiary of Cendant Corporation) for the year ended December 31, 1996 which statements reflect net income of $87.7 million. Those statements were audited by other auditors whose reports has been furnished to us, and our opinion, insofar as it relates to the amounts included for PHH Corporation, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cendant Corporation and subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 18 to the consolidated financial statements, the Company is involved in certain litigation related to the discovery of accounting irregularities in certain former CUC International Inc. business units. Additionally, as discussed in Note 2, effective January 1, 1997 the Company changed its method of recognizing revenue and membership solicitation costs for its individual membership business.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 10, 1999

                      Cendant Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)

                                                                      Year Ended December 31,
                                                                -----------------------------------
                                                                   1998         1997         1996
                                                                ---------    ---------    ---------
Revenues
  Membership and service fees - net                             $ 4,883.5    $ 3,895.3    $ 2,972.4
  Fleet leasing (net of depreciation and interest costs of
   $1,279.4, $1,205.2 and $1,132.4)                                  88.7         59.5         56.7
  Other                                                             114.4         97.1         34.0
                                                                ---------    ---------    ---------
Net revenues                                                      5,086.6      4,051.9      3,063.1
                                                                ---------    ---------    ---------
Expenses
  Operating                                                       1,721.5      1,179.4      1,042.6
  Marketing and reservation                                       1,158.5      1,031.8        909.1
  General and administrative                                        648.7        627.8        330.7
  Depreciation and amortization                                     314.0        229.0        138.5
  Other charges
   Litigation settlement                                            351.0           --           --
   Termination of proposed acquisitions                             433.5           --           --
   Executive terminations                                            52.5           --           --
   Investigation-related costs                                       33.4           --           --
   Merger-related costs and other unusual charges (credits)         (67.2)       704.1        109.4
   Financing costs                                                   35.1           --           --
  Interest - net                                                    113.9         50.6         14.2
                                                                ---------    ---------    ---------
Total expenses                                                    4,794.9      3,822.7      2,544.5
                                                                ---------    ---------    ---------
Income from continuing operations before income taxes,
  minority interest, extraordinary gain and cumulative effect
  of accounting change                                              291.7        229.2        518.6
Provision for income taxes                                           95.4        180.1        214.1
Minority interest, net of tax                                        50.6           --           --
                                                                ---------    ---------    ---------
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change                        145.7         49.1        304.5
Income (loss) from discontinued operations, net of tax              (10.8)        (9.6)        25.5
Gain on sale of discontinued operations, net of tax                 404.7           --           --
                                                                ---------    ---------    ---------
Income before extraordinary gain and cumulative effect
  of accounting change                                              539.6         39.5        330.0
Extraordinary gain, net of tax                                         --         26.4           --
                                                                ---------    ---------    ---------
Income before cumulative effect of accounting change                539.6         65.9        330.0
Cumulative effect of accounting change, net of tax                     --       (283.1)          --
                                                                ---------    ---------    ---------
Net income (loss)                                               $   539.6    $  (217.2)   $   330.0
                                                                =========    =========    =========

Income (loss) per share
  Basic
    Income from continuing operations before extraordinary
      gain and cumulative effect of accounting change           $    0.17    $    0.06    $    0.40
    Income (loss) from discontinued operations                      (0.01)       (0.01)        0.04
    Gain on sale of discontinued operations                          0.48           --           --
    Extraordinary gain                                                 --         0.03           --
    Cumulative effect of accounting change                             --        (0.35)          --
                                                                ---------    ---------    ---------
    Net income (loss)                                           $    0.64    $   (0.27)   $    0.44
                                                                =========    =========    =========
  Diluted
    Income from continuing operations before extraordinary
      gain and cumulative effect of accounting change           $    0.16    $    0.06    $    0.38
    Income (loss) from discontinued operations                      (0.01)       (0.01)        0.03
    Gain on sale of discontinued operations                          0.46           --           --
    Extraordinary gain                                                 --         0.03           --
    Cumulative effect of accounting change                             --        (0.35)          --
                                                                ---------    ---------    ---------
    Net income (loss)                                           $    0.61    $   (0.27)   $    0.41
                                                                =========    =========    =========

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                                  (In millions)

                                                                  December 31,
                                                           --------------------------
                                                               1998           1997
                                                           -----------    -----------
Assets
Current assets
  Cash and cash equivalents                                $   1,007.1    $      65.3
  Receivables (net of allowance for doubtful accounts
    of $110.9 and $60.9)                                       1,490.5        1,122.1
  Deferred membership commission costs                           253.0          169.5
  Deferred income taxes                                          460.6          306.9
  Other current assets                                           898.7          632.4
  Net assets of discontinued operations                          462.5          360.5
                                                           -----------    -----------

Total current assets                                           4,572.4        2,656.7
                                                           -----------    -----------

  Property and equipment, net                                  1,420.3          530.9
  Franchise agreements, net                                    1,363.2        1,079.6
  Goodwill, net                                                3,911.0        2,124.6
  Other intangibles, net                                         743.5          608.6
  Other assets                                                   679.8          597.4
                                                           -----------    -----------

Total assets exclusive of assets under programs               12,690.2        7,597.8
                                                           -----------    -----------

Assets under management and mortgage programs
  Net investment in leases and leased vehicles                 3,801.1        3,659.1
  Relocation receivables                                         659.1          775.3
  Mortgage loans held for sale                                 2,416.0        1,636.3
  Mortgage servicing rights                                      635.7          373.0
                                                           -----------    -----------

                                                               7,511.9        6,443.7
                                                           -----------    -----------

Total assets                                               $  20,202.1    $  14,041.5
                                                           ===========    ===========

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                        (In millions, except share data)

                                                                          December 31,
                                                                    ----------------------
                                                                       1998         1997
                                                                    ---------    ---------
Liabilities and shareholders' equity
Current liabilities
  Accounts payable and other current liabilities                    $ 1,502.6    $ 1,478.3
  Deferred income                                                     1,354.2      1,042.0
                                                                    ---------    ---------

Total current liabilities                                             2,856.8      2,520.3
                                                                    ---------    ---------

  Deferred income                                                       233.9        292.1
  Long-term debt                                                      3,362.9      1,246.0
  Deferred income taxes                                                  77.4         66.2
  Other non-current liabilities                                         125.6         97.2
                                                                    ---------    ---------

Total liabilities exclusive of liabilities under programs             6,656.6      4,221.8
                                                                    ---------    ---------

Liabilities under management and mortgage programs
  Debt                                                                6,896.8      5,602.6
                                                                    ---------    ---------
  Deferred income taxes                                                 341.0        295.7
                                                                    ---------    ---------

Mandatorily redeemable preferred securities issued by subsidiary      1,472.1           --

Commitments and contingencies (Note 18)

Shareholders' equity
  Preferred stock, $.01 par value - authorized 10 million shares;
   none issued and outstanding                                             --           --
  Common stock, $.01 par value - authorized 2 billion shares;
   issued 860,551,783 and 838,333,800 shares                              8.6          8.4
  Additional paid-in capital                                          3,863.4      3,085.0
  Retained earnings                                                   1,480.2        940.6
  Accumulated other comprehensive loss                                  (49.4)       (38.2)
  Treasury stock, at cost, 27,270,708 and 6,545,362 shares             (467.2)       (74.4)
                                                                    ---------    ---------

Total shareholders' equity                                            4,835.6      3,921.4
                                                                    ---------    ---------

Total liabilities and shareholders' equity                          $20,202.1    $14,041.5
                                                                    =========    =========

          See accompanying notes to consolidated financial statements.

                         Cendant Corporation and Subsidiaries
                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                    (In millions)

                                                                            Accumulated
                                Common Stock                                 Additional       Other        Total
                             ------------------    Paid-in    Retained     Comprehensive    Treasury   Shareholders'
                              Shares    Amount     Capital    Earnings     Income (Loss)      Stock       Equity
                             -------   --------   --------    --------     -------------    --------   -------------
Balance at
January 1, 1996                725.2   $    7.3   $1,041.9    $  905.1       $  (25.1)      $  (31.0)     $1,898.2
Comprehensive income:
  Net income                      --         --         --       330.0             --             --
  Currency translation
   adjustment                     --         --         --          --           12.2             --
  Net unrealized gain
   on marketable
   securities                     --         --         --          --            6.5             --
Total comprehensive
  income                          --         --         --          --             --             --         348.7
Issuance of common
  stock                         63.3         .6    1,627.9          --             --             --       1,628.5
Exercise of stock
  options by payment
  of cash and
  common stock                  14.0         .1       74.6          --             --          (25.5)         49.2
Restricted stock
  issuance                       1.4         --         --          --             --             --            --
Amortization of
  restricted stock                --         --        2.3          --             --             --           2.3
Tax benefit from
  exercise of stock
  options                         --         --       78.9          --             --             --          78.9
Cash dividends
  declared and other
  equity distributions            --         --         --       (41.3)            --             --         (41.3)
Adjustment to reflect
  change in fiscal
  years of pooled
  entities                        --         --        (.6)       (7.1)            --             --          (7.7)
Conversion of convertible
  notes                          3.8         .1       18.0          --             --             --          18.1
Purchase of common
  stock                           --         --         --          --             --          (19.2)        (19.2)
                               -----   --------   --------    --------       --------    -----------      --------
Balance at
December 31, 1996              807.7   $    8.1   $2,843.0    $1,186.7       $   (6.4)   $     (75.7)     $3,955.7

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (continued)
                                  (In millions)

                                                                                Accumulated
                                    Common Stock      Additional                   Other                       Total
                                -------------------    Paid-in    Retained     Comprehensive    Treasury   Shareholders'
                                 Shares     Amount     Capital    Earnings          Loss          Stock       Equity
                                -------    --------   --------    --------     -------------    --------   -------------
Balance at
January 1, 1997                   807.7    $    8.1    $2,843.0    $1,186.7       $   (6.4)     $  (75.7)    $3,955.7
Comprehensive loss:
  Net loss                           --          --          --      (217.2)            --            --
  Currency translation
    adjustment                       --          --          --          --          (27.6)           --
  Net unrealized loss
    on marketable securities         --          --          --          --           (4.2)           --
Total comprehensive
  loss                               --          --          --          --             --            --       (249.0)
Issuance of
  common stock                      6.2          --        46.3          --             --            --         46.3
Exercise of stock options
  by payment of cash
  and common stock                 11.4          .1       132.8          --             --         (17.8)       115.1
Restricted stock
  issuance                           .2          --          --          --             --            --           --
Amortization of
  restricted stock                   --          --        28.5          --             --            --         28.5
Tax benefit from exercise
  of stock options                   --          --        93.5          --             --            --         93.5
Cash dividends declared              --          --          --        (6.6)            --            --         (6.6)
Adjustment to reflect
  change in fiscal  year
  from Cendant Merger                --          --          --       (22.3)            --            --        (22.3)
Conversion of
  convertible notes                20.2          .2       150.9          --             --            --        151.1
Purchase of
  common stock                       --          --          --          --             --        (171.3)      (171.3)
Retirement of treasury
    stock                          (7.4)         --      (190.4)         --             --         190.4           --
Other                                            --       (19.6)         --             --            --        (19.6)
                                  -----    --------    --------    --------       --------      --------     --------
Balance at
December 31, 1997                 838.3    $    8.4    $3,085.0    $  940.6       $  (38.2)     $  (74.4)    $3,921.4

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (continued)
                                  (In millions)

                                                                           Accumulated
                                 Common Stock    Additional                   Other                        Total
                            -------------------    Paid-in    Retained    Comprehensive    Treasury    Shareholders'
                             Shares     Amount     Capital    Earnings        Loss           Stock         Equity
                            --------   --------  ----------   --------    -------------    --------    -------------
Balance at
January 1, 1998                838.3   $    8.4   $3,085.0    $  940.6      $  (38.2)      $  (74.4)      $3,921.4
Comprehensive income:
  Net income                      --         --         --       539.6            --             --
  Currency translation
   adjustment                     --         --         --          --         (11.2)            --
Total comprehensive
  income                          --         --         --          --            --             --          528.4
Exercise of stock options
  by payment of cash and
  common stock                  16.4         .1      168.4          --            --            (.2)         168.3
Amortization of
  restricted stock                --         --         .7          --            --             --             .7
Tax benefit from exercise
  of stock options                --         --      147.3          --            --             --          147.3
Conversion of convertible
  notes                          5.9         .1      113.7          --            --             --          113.8
Purchase of common
  stock                           --         --         --          --            --         (257.7)        (257.7)
Mandatorily redeemable
  preferred securities
  issued by subsidiary            --         --      (65.7)         --            --             --          (65.7)
Common stock received as
    consideration in sale
    of discontinued
    operations                    --         --         --          --            --         (134.9)        (134.9)
Rights issuable                   --         --      350.0          --            --             --          350.0
Other                             --         --       64.0          --            --             --           64.0
                            --------   --------   --------    --------      --------       --------       --------
Balance at
December 31, 1998              860.6   $    8.6   $3,863.4    $1,480.2      $  (49.4)      $ (467.2)      $4,835.6
                            ========   ========   ========    ========      ========       ========       ========

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                                                         Year Ended December 31,
                                                                   -----------------------------------
                                                                      1998         1997         1996
                                                                   ---------    ---------    ---------
Operating Activities
Net income (loss)                                                  $   539.6    $  (217.2)   $   330.0
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities from continuing operations:
(Income) loss from discontinued operations, net of tax                  10.8          9.6        (25.5)
Gain on sale of discontinued operations, net of tax                   (404.7)          --           --
Non cash charges:
   Litigation settlement                                               351.0           --           --
   Extraordinary gain on sale of subsidiary, net of tax                   --        (26.4)          --
   Cumulative effect of accounting change, net of tax                     --        283.1           --
   Asset impairments and termination benefits                           62.5           --           --
   Merger-related costs and other unusual charges (credits)            (67.2)       704.1        109.4
Payments of merger-related costs and other unusual
  charge liabilities                                                  (158.2)      (317.7)       (61.3)
Depreciation and amortization                                          314.0        229.0        138.5
Membership acquisition costs                                              --           --       (512.1)
Amortization of membership costs                                          --           --        492.3
Proceeds from sales of trading securities                              136.1           --           --
Purchases of trading securities                                       (181.6)          --           --
Deferred income taxes                                                 (105.0)       (21.3)        66.6
Net change in assets and liabilities from continuing operations:
  Receivables                                                         (128.7)       (71.8)      (133.2)
  Deferred membership commission costs                                 (86.8)          --           --
  Income taxes receivable                                              (97.9)       (84.0)       (18.3)
  Accounts payable and other current liabilities                        94.3       (103.1)        25.2
  Deferred income                                                       82.3        134.0         43.9
  Other, net                                                           (49.9)       (55.9)        53.9
                                                                   ---------    ---------    ---------
Net cash provided by continuing operations exclusive of
  management and mortgage programs                                     310.6        462.4        509.4
                                                                   ---------    ---------    ---------
Management and mortgage programs:
  Depreciation and amortization                                      1,259.9      1,121.9      1,021.8
  Origination of mortgage loans                                    (26,571.6)   (12,216.5)    (8,292.6)
  Proceeds on sale and payments from mortgage loans
   held for sale                                                    25,791.9     11,828.5      8,219.3
                                                                   ---------    ---------    ---------
                                                                       480.2        733.9        948.5
                                                                   ---------    ---------    ---------
Net cash provided by operating activities of
  continuing operations                                                790.8      1,196.3      1,457.9
                                                                   ---------    ---------    ---------

Investing Activities
Property and equipment additions                                      (351.1)      (151.7)       (97.6)
Proceeds from sales of marketable securities                              --        506.1         72.4
Purchases of marketable securities                                        --       (458.1)      (125.6)
Investments                                                            (24.4)      (272.5)       (12.7)
Net assets acquired (net of cash acquired) and
  acquisition-related payments                                      (2,850.5)      (551.0)    (1,608.6)
Net proceeds from sale of subsidiary                                   314.8        224.0           --
Other, net                                                             106.5       (108.7)       (56.2)
                                                                   ---------    ---------    ---------

Net cash used in investing activities of continuing operations
  exclusive of management and mortgage programs                     (2,804.7)      (811.9)    (1,828.3)
                                                                   ---------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                  (In millions)

                                                                            Year Ended December 31,
                                                                      ------------------------------------
                                                                        1998          1997          1996
                                                                      --------      --------      --------
Management and mortgage programs:
  Investment in leases and leased vehicles                            $(2,446.6)    $(2,068.8)    $(1,901.2)
  Payments received on investment in leases and leased vehicles          987.0         589.0         595.9
  Proceeds from sales and transfers of leases and leased vehicles
   to third parties                                                      182.7         186.4         162.8
  Equity advances on homes under management                           (6,484.1)     (6,844.5)     (4,308.0)
  Repayment on advances on homes under management                      6,624.9       6,862.6       4,348.9
  Additions to mortgage servicing rights                                (524.4)       (270.4)       (164.4)
  Proceeds from sales of mortgage servicing rights                       119.0          49.0           7.1
                                                                      --------      --------      --------
                                                                      (1,541.5)     (1,496.7)     (1,258.9)
                                                                      --------      --------      --------
Net cash used in investing activities of continuing operations        (4,346.2)     (2,308.6)     (3,087.2)
                                                                      --------      --------      --------

Financing Activities
Proceeds from borrowings                                               4,808.3          66.7         459.3
Principal payments on borrowings                                      (2,595.9)       (174.0)         (3.5)
Issuance of convertible debt                                                --         543.2            --
Issuance of common stock                                                 171.0         132.2       1,223.8
Purchases of common stock                                               (257.7)       (171.3)        (19.2)
Proceeds from mandatorily redeemable preferred securities
  issued by subsidiary, net                                            1,446.7            --            --
Other, net                                                                  --          (6.6)       (121.3)
                                                                      --------      --------      --------

Net cash provided by financing activities of continuing
  operations exclusive of management and mortgage programs             3,572.4         390.2       1,539.1
                                                                      --------      --------      --------

Management and mortgage programs:
  Proceeds from debt issuance or borrowings                            4,300.0       2,816.3       1,656.0
  Principal payments on borrowings                                    (3,089.7)     (1,692.9)     (1,645.9)
  Net change in short-term borrowings                                    (93.1)       (613.5)        231.8
                                                                      --------      --------      --------

                                                                       1,117.2         509.9         241.9
                                                                      --------      --------      --------
Net cash provided by financing activities of continuing
  operations                                                           4,689.6         900.1       1,781.0
                                                                      --------      --------      --------

Effect of changes in exchange rates on cash and cash
  equivalents                                                            (16.4)         15.4         (46.2)

Cash provided by (used in) discontinued operations                      (176.0)       (181.0)        113.4
                                                                      --------      --------      --------

Net increase (decrease) in cash and cash equivalents                     941.8        (377.8)        218.9

Cash and cash equivalents, beginning of period                            65.3         443.1         224.2
                                                                      --------      --------      --------

Cash and cash equivalents, end of period                              $1,007.1      $   65.3      $  443.1
                                                                      ========      ========      ========

Supplemental Disclosure of Cash Flow Information
  Interest payments                                                   $  623.6      $  374.8      $  291.7
                                                                      ========      ========      ========

  Income tax payments, net                                            $  (23.0)     $  264.5      $   89.4
                                                                      ========      ========      ========

          See accompanying notes to consolidated financial statements.

                      Cendant Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Background

      Cendant Corporation, together with its subsidiaries (the "Company"), is one of the foremost consumer and business services companies in the world. The Company was created through the merger (the "Cendant Merger") of HFS Incorporated ("HFS") and CUC International Inc. ("CUC") in December 1997, which was accounted for as a pooling of interests. Prior to the Cendant Merger, both HFS and CUC had grown significantly through mergers and acquisitions accounted for under both the pooling of interests method (the most significant being the merger of HFS with PHH Corporation ("PHH") in April 1997 (the "PHH Merger")) and purchase method of accounting (See Note
      4). The accompanying consolidated financial statements and notes hereto are presented as if all mergers and acquisitions accounted for as poolings of interests have operated as one entity since inception. The accompanying consolidated financial statements and footnotes for the years ended December 31, 1998, 1997 and 1996 set forth herein have been amended to reflect the reclassification of Entertainment Publications, Inc., a Company subsidiary, as a discontinued operation (see Note 5). Accordingly, the restated consolidated financial statements presented herein are the Company's primary historical financial statements for the periods presented.

2.    Summary of Significant Accounting Policies

      Principles of Consolidation

      The accompanying consolidated financial statements include the accounts and transactions of the Company together with its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

      Cash and Cash Equivalents

      The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Marketable Securities

      The Company determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such determination as of each balance sheet date. Marketable securities classified as available for sale are carried at fair value with unrealized gains and losses included in the determination of comprehensive income and reported as a component of shareholders' equity. Marketable securities classified as trading securities are reported at fair value with unrealized gains and losses recognized in earnings. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. During 1998, unrealized holding gains on trading securities of approximately $16.0 million were included in other revenue in the consolidated statements of operations. Marketable securities consist principally of mutual funds, corporate bonds and other debt securities. The cost of marketable securities sold is determined on the specific identification method.

      Property and Equipment

      Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed by the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.

      Franchise Agreements

      Franchise agreements are recorded at their acquired fair values and are amortized on a straight-line basis over the estimated periods to be benefited, ranging from 12 to 40 years. At December 31, 1998 and 1997, accumulated amortization amounted to $169.1 million and $126.4 million, respectively.

      Goodwill

      Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over the estimated useful lives, substantially ranging from 25 to 40 years. At December 31, 1998 and 1997, accumulated amortization amounted to $244.0 million and $173.6 million, respectively.

      Asset Impairments

      The Company periodically evaluates the recoverability of its investments, intangible assets and long-lived assets, comparing the respective carrying values to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill and franchise agreements is evaluated on a separate basis for each acquisition and franchise brand, respectively.

      Based on an evaluation of its intangible assets and in connection with the Company's regular forecasting processes, the Company determined that $37.0 million of goodwill associated with a Company subsidiary, National Library of Poetry, was permanently impaired. In addition, the Company had equity investments in interactive businesses, which were generating negative cash flows and were unable to access sufficient liquidity through equity or debt offerings. As a result, the Company wrote off $13.0 million of such investments. The aforementioned impairments impacted the Company's Other services segment and are classified as operating expenses in the consolidated statements of operations.

      Revenue Recognition and Business Operations

      Franchising. Franchise revenue principally consists of royalties as well as marketing and reservation fees, which are based on a percentage of franchisee revenue. Royalty, marketing and reservation fees are accrued as the underlying franchisee revenue is earned. Franchise revenue also includes initial franchise fees, which are recognized as revenue when all material services or conditions relating to the sale have been substantially performed which is generally when a franchised unit is opened.

      Timeshare. Timeshare revenue principally consists of exchange fees and subscription revenue. Exchange fees are recognized as revenue when the exchange request has been confirmed to the subscriber. Subscription revenue, net of related procurement costs, is deferred upon receipt and recognized as revenue over the subscription period during which delivery of publications and other services are provided to subscribers.

      Individual Membership. Membership revenue is generally recognized upon the expiration of the membership period. Memberships are generally cancelable for a full refund of the membership fee during the entire membership period, generally one year.

      In August 1998, the Securities and Exchange Commission ("SEC") requested that the Company change its accounting policies with respect to revenue and expense recognition for its membership businesses, effective January 1, 1997. Although the Company believed that its accounting for memberships had been appropriate and consistent with industry practice, the Company complied with the SEC's request and adopted new accounting policies for its membership businesses.

      Prior to such adoption, the Company recorded deferred membership income, net of estimated cancellations, at the time members were billed (upon expiration of the free trial period), which was recognized as revenue ratably over the membership term and modified periodically based on actual cancellation experience. In addition, membership acquisition and renewal costs, which related primarily to membership solicitations were capitalized as direct response advertising costs due to the Company's ability to demonstrate that the direct response advertising resulted in future economic benefits. Such costs were amortized on a straight-line basis as revenues were recognized (over the average membership period).

      The SEC's conclusion was that when membership fees are fully refundable during the entire membership period, membership revenue should be recognized at the end of the membership period upon the expiration of the refund offer. The SEC further concluded that non-refundable solicitation costs should be expensed as incurred since such costs are not recoverable if membership fees are refunded. The Company agreed to adopt such accounting policies effective January 1, 1997 and accordingly, recorded a non-cash after-tax charge on such date of $283.1 million to account for the cumulative effect of the accounting change.

      Insurance/Wholesale. Commissions received from the sale of third party accidental death and dismemberment insurance are recognized over the underlying policy period. The Company also receives a profit commission based on premiums less claims and certain other expenses (including the above commissions). Such profit commissions are accrued based on claims experience to date, including an estimate of claims incurred but not reported.

      Relocation. Relocation services provided by the Company include facilitating the purchase and resale of the transferee's residence, providing equity advances on the transferee's residence and home management services. The home is purchased under a contract of sale and the Company obtains a deed to the property; however, it does not generally record the deed or transfer title. Transferring employees are provided equity advances on their home based on an appraised value generally determined by independent appraisers, after deducting any outstanding mortgages. The mortgage is generally retired concurrently with the advance of the equity and the purchase of the home. Based on its client agreements, the Company is given parameters under which it negotiates for the ultimate sale of the home. The gain or loss on resale is generally borne by the client corporation. In certain transactions, the Company will assume the risk of loss on the sale of homes; however, in such transactions, the Company will control all facets of the resale process, thereby, limiting its exposure.

      While homes are held for resale, the amount funded for such homes carry an interest charge computed at a floating rate based on various indices. Direct costs of managing the home during the period the home is held for resale, including property taxes and repairs and maintenance, are generally borne by the client corporation. The client corporation normally advances funds to cover a portion of such carrying costs. When the home is sold, a settlement is made with the client corporation netting actual costs with any advanced funding.

      Revenues and related costs associated with the purchase and resale of a residence are recognized over the period in which services are provided. Relocation services revenue is recorded net of costs reimbursed by client corporations and interest expenses incurred to fund the purchase of a transferee's residence. Under the terms of contracts with client corporations, the Company is generally protected against losses from changes in real estate market conditions. The Company also offers fee-based programs such as home marketing assistance, household goods moves and destination services. Revenues from these fee-based services are taken into income over the periods in which the services are provided and the related expenses are incurred.

      Fleet. The Company primarily leases its vehicles under three standard arrangements: open-end operating leases, closed-end operating leases or open-end finance leases (direct financing leases). See Note 10 -- Net Investment in Leases and Leased Vehicles. Each lease is either classified as an operating lease or direct financing lease, as defined. Lease revenues are recognized based on rentals. Revenues from fleet management services other than leasing are recognized over the period in which services are provided and the related expenses are incurred.

      Mortgage. Loan origination fees, commitment fees paid in connection with the sale of loans, and direct loan origination costs associated with loans is deferred until such loans are sold. Mortgage loans are recorded at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. See Note 11 -- Mortgage Loans Held For Sale.

      Fees received for servicing loans owned by investors are based on the difference between the weighted average yield received on the mortgages and the amount paid to the investor, or on a stipulated percentage of the outstanding monthly principal balance on such loans. Servicing fees are credited to income when received. Costs associated with loan servicing are charged to expense as incurred.

      The Company recognizes as separate assets the rights to service mortgage loans for others by allocating total costs incurred between the loan and the servicing rights retained based on their relative fair values. The carrying value of mortgage servicing rights ("MSRs") is amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is recorded as a reduction of loan servicing fees in the consolidated statements of operations. Projected net servicing income is in turn determined on the basis of the estimated future balance of the underlying mortgage loan portfolio, which declines over time from prepayments and scheduled loan amortization. The Company estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. MSRs are periodically assessed for impairment, which is recognized in the consolidated statements of operations during the period in which impairment occurs as an adjustment to the corresponding valuation allowance. Gains or losses on the sale of MSRs are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. See Note 12 -- Mortgage Servicing Rights.

      Advertising Expenses

      Advertising costs, including direct response advertising (subsequent to January 1, 1997), are generally expensed in the period incurred. Advertising expenses for the years ended December 31, 1998, 1997 and 1996 were $684.7 million, $574.4 million and $503.8 million, respectively.

      Income Taxes

      The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date. No provision has been made for U.S. income taxes on approximately $312.3 million of cumulative undistributed earnings of foreign subsidiaries at December 31, 1998 since it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. The determination of unrecognized deferred U.S. tax liability for unremitted earnings is not practicable.

      Translation of Foreign Currencies

      Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect as of the balance sheet dates. Equity accounts are translated at historical exchange rates and revenues, expenses and cash flows are translated at the average exchange rates for the periods presented. Translation gains and losses are included as a component of comprehensive income (loss) in the consolidated statements of shareholders' equity.

      New Accounting Standard

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities". The Company will adopt SFAS No. 133 effective January 1, 2000. SFAS No. 133 requires the Company to record all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. If the derivative does not qualify as a hedging instrument, the change in the derivative fair values will be immediately recognized as a gain or loss in earnings. If the derivative does qualify as a hedging instrument, the gain or loss on the change in the derivative fair values will either be recognized (i) in earnings as offsets to the changes in the fair value of the related item being hedged or (ii) be deferred and recorded as a component of other comprehensive income and reclassified to earnings in the same period during which the hedged transactions occur. The Company has not yet determined what impact the adoption of SFAS No. 133 will have on its financial statements.

      Reclassifications

      Certain reclassifications have been made to prior years' financial statements to conform to the presentation used in 1998.

3.    Earnings Per Share

      Basic earnings per share ("EPS") are computed based solely on the weighted average number of common shares outstanding during the period. Diluted EPS reflects all potential dilution of common stock, including the assumed exercise of stock options using the treasury method and convertible debt. At December 31, 1998, 38.0 million stock options outstanding with a weighted average exercise price of $29.58 per option were excluded from the computation of diluted EPS because the options' exercise prices were greater than the average market price of the Company's common stock. In addition, at December 31, 1998, the Company's 3% Convertible Subordinated Notes, convertible into 18.0 million shares of Company common stock were antidilutive and, therefore, excluded from the computation of diluted EPS. Basic and diluted EPS from continuing operations is calculated as follows:

                                                                      Year Ended December 31,
                                                                 ------------------------------
      (In millions, except per share amounts)                      1998       1997       1996
                                                                 --------   --------   --------
      Income from continuing operations before extraordinary
        gain and cumulative effect of accounting change          $  145.7   $   49.1   $  304.5
      Convertible debt interest - net of tax                           --         --        5.8
                                                                 --------   --------   --------
      Income from continuing operations before extraordinary
        gain and cumulative effect of accounting change, as
        adjusted                                                 $  145.7   $   49.1   $  310.3
                                                                 ========   ========   ========
      Weighted average shares
       Basic                                                        848.4      811.2      757.4
       Potential dilution of common stock:
        Stock options                                                32.0       40.5       40.1
        Convertible debt                                               --         --       24.1
                                                                 --------   --------   --------
       Diluted                                                      880.4      851.7      821.6
                                                                 ========   ========   ========
      EPS - continuing operations before extraordinary gain
        and cumulative effect of accounting change
       Basic                                                     $   0.17   $   0.06   $   0.40
                                                                 ========   ========   ========
       Diluted                                                   $   0.17   $   0.06   $   0.38
                                                                 ========   ========   ========

4.    Purchase Method Business Combinations

      The acquisitions discussed below were accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of purchase price over the fair value of the underlying net assets acquired is allocated to goodwill. The operating results of such acquired companies are included in the Company's consolidated statements of operations since the respective dates of acquisition.

      The following tables present information about the Company's acquisitions consummated and other acquisition-related payments made during each of the years in the three-year period ended December 31, 1998.

                                                             1998
                                         -------------------------------------------
                                                               Jackson
      (In millions)                         NPC      Harpur     Hewitt      Other
                                         --------   --------   --------   ----------
      Cash paid                          $1,637.7   $  206.1   $  476.3   $    562.3
      Fair value of identifiable net
        assets acquired (1)                 590.2       51.3       99.2        216.8
                                         --------   --------   --------   ----------

      Goodwill                           $1,047.5   $  154.8   $  377.1   $    345.5
                                         ========   ========   ========   ==========

      Goodwill benefit period (years)          40         40         40     25 to 40
                                         ========   ========   ========   ==========

                                                                        1996
                                                    --------------------------------------------
      (In millions)                                                         Coldwell
                                          1997        RCI         Avis       Banker       Other
                                        --------    --------    --------    --------    --------
      Cash paid                         $  244.9    $  412.1    $  367.2    $  745.0    $  224.0
      Common stock issued                   21.6        75.0       338.4          --        52.5
      Notes issued                            --          --       100.9          --         5.0
                                        --------    --------    --------    --------    --------
      Total consideration                  266.5       487.1       806.5       745.0       281.5
      Fair value of identifiable net
       assets acquired (1)                 111.1         9.4       472.5       393.2        42.8
                                        --------    --------    --------    --------    --------

      Goodwill                          $  155.4    $  477.7    $  334.0    $  351.8    $  238.7
                                        ========    ========    ========    ========    ========

      Goodwill benefit period (years)   25 to 40        40          40          40      25 to 40
                                        ========    ========    ========    ========    ========
      Number of shares issued as
       consideration                         0.9         2.4        11.1          --         2.5
                                        ========    ========    ========    ========    ========

      ----------
      (1) Cash acquired in connection with acquisitions during 1998, 1997 and 1996 was $57.5 million, $1.7 million, and $135.0 million, respectively.

      1998 Acquisitions

      National Parking Corporation. On April 27, 1998, the Company completed the acquisition of National Parking Corporation Limited ("NPC") for $1.6 billion, substantially in cash, which included the repayment of approximately $227.0 million of outstanding NPC debt. NPC was substantially comprised of two operating subsidiaries: National Car Parks and Green Flag. National Car Parks is the largest private (non-municipal) car park operator in the United Kingdom ("UK") and Green Flag operates the third largest roadside assistance group in the UK and offers a wide-range of emergency support and rescue services.

      Harpur Group. On January 20, 1998, the Company completed the acquisition of The Harpur Group Ltd. ("Harpur"), a leading fuel card and vehicle management company in the UK, for approximately $206.1 million in cash plus contingent payments of up to $20.0 million over two years.

      Jackson Hewitt. On January 7, 1998, the Company completed the acquisition of Jackson Hewitt Inc. ("Jackson Hewitt"), for approximately $476.3 million in cash. Jackson Hewitt operates the second largest tax preparation service franchise system in the United States. The Jackson Hewitt franchise system specializes in computerized preparation of federal and state individual income tax returns.

      Other 1998 Acquisitions and Acquisition-Related Payments. The Company acquired certain other entities for an aggregate purchase price of approximately $462.3 million in cash during the year ended December 31, 1998. Additionally, the Company made a $100.0 million cash payment to the seller of Resort Condominiums International, Inc. ("RCI") in satisfaction of a contingent purchase liability, which was accounted for as additional goodwill.

      Pro forma Information (unaudited)

      The following table reflects the operating results of the Company for the years ended December 31, 1998 and 1997 on a pro forma basis, which gives effect to the acquisition of NPC. The remaining acquisitions completed during 1998 and 1997 are not significant on a pro forma basis and are therefore not included. The pro forma results are not necessarily indicative of the operating results that would have occurred had the NPC acquisition been consummated on January 1, 1997, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with the assets acquired, the Company's financing arrangements, certain purchase accounting adjustments and related income tax effects.

      The following table reflects the operating results of the Company for the years ended December 31, 1998 and 1997 on a pro forma basis, which gives effect to the acquisition of NPC. The remaining acquisitions completed during 1998 and 1997 are not significant on a pro forma basis and are therefore not included. The pro forma results are not necessarily indicative of the operating results that would have occurred had the NPC acquisition been consummated on January 1, 1997, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with the assets acquired, the Company's financing arrangements, certain purchase accounting adjustments and related income tax effects.

                                                    Year Ended December 31,
                                                   -------------------------
      (In millions, except per share amounts)          1998          1997
                                                   -----------   -----------
      Net revenues                                 $   5,288.1   $   4,649.3
      Income from continuing operations
        before extraordinary gain and
        cumulative effect of accounting change           143.1          40.5
      Net income (loss) (1)                              537.0        (225.8)(2)

      Per share information:
      Basic
        Income from continuing operations
          before extraordinary gain and
          cumulative effect of accounting change   $      0.17   $      0.05
        Net income (loss) (1)                      $      0.63   $     (0.28)
        Weighted average shares                          848.4         811.2
      Diluted
        Income from continuing operations
          before extraordinary gain and
          cumulative effect of accounting change   $      0.16   $      0.05
        Net income (loss)(1)                       $      0.61   $     (0.28)
        Weighted average shares                          880.4         851.7

      ----------
      (1) Includes gain on sale of discontinued operations, net of tax, of $404.7 million ($0.46 per diluted share) in 1998 and loss from discontinued operations, net of tax, of $10.8 million ($0.01 per diluted share) and $9.6 million ($0.01 per diluted share), in 1998 and 1997, respectively.
      (2) Includes an extraordinary gain, net of tax, of $26.4 million ($0.03 per diluted share) and the cumulative effect of a change in accounting, net of tax, of $283.1 million ($0.35 per diluted share).

      1996 Acquisitions

      Resort Condominiums International, Inc. In November 1996, the Company completed the acquisition of all the outstanding capital stock of RCI for $487.1 million. The purchase agreement provides for contingent payments of up to $200.0 million over a five year period which are based on components which measure RCI's future performance, including EBITDA, net revenues and number of members, as defined.

      Avis, Inc. In October 1996, the Company completed the acquisition of all of the outstanding capital stock of Avis, Inc. ("Avis"), including payments under certain employee stock plans of Avis and the redemption of certain series of preferred stock of Avis for an aggregate $806.5 million. Subsequently, the Company made contingent cash payments of $26.0 million in 1996 and $60.8 million in 1997. The contingent payments made in 1997 represented the incremental amount of value attributable to Company common stock as of the stock purchase agreement date in excess of the proceeds realized upon the subsequent sale of such Company common stock. See Note 23-Related Party Transactions-Avis-for a discussion of the Company's executed business plan regarding Avis.

      Coldwell Banker Corporation. In May 1996, the Company acquired by merger Coldwell Banker Corporation ("Coldwell Banker"), the largest gross revenue producing residential real estate company in North America and a leading provider of corporate relocation services. The Company paid $640.0 million in cash for all of the outstanding capital stock of Coldwell Banker and repaid $105.0 million of Coldwell Banker indebtedness. The aggregate purchase price for the transaction was financed through the May 1996 sale of an aggregate 46.6 million shares of Company common stock pursuant to a public offering.

5.    Discontinued Operations

      On April 21, 1999, the Company announced that its Board of Directors approved management's plan to pursue the sale of the Company's Entertainment Publications, Inc. ("EPub") business segment, a wholly owned subsidiary of the Company, and has engaged Veronis, Suhler & Associates, Inc. to manage the sale process. EPub sells discount programs to schools, community groups and other organizations, which typically offer the discount programs to individuals in the form of local discount coupon books, gift wrap and other seasonal items. EPub solicits restaurants, hotels, theaters, sporting events, retailers and other businesses which agree to offer services and/or merchandise at discount prices.

      On August 12, 1998, the Company announced that the Executive Committee of its Board of Directors committed to discontinue the Company's classified advertising and consumer software businesses by disposing of Hebdo Mag International, Inc. ("Hebdo Mag") and Cendant Software Corporation ("CDS"), two wholly owned subsidiaries of the Company. Hebdo Mag is a publisher and distributor of classified advertising information and CDS is a developer, publisher and distributor of educational and entertainment software.

      On December 15, 1998, the Company completed the sale of Hebdo Mag to its former 50% owners for $449.7 million. The Company received $314.8 million in cash and 7.1 million shares of Company common stock valued at $134.9 million on the date of sale. The Company recognized a gain on the sale of Hebdo Mag of $206.9 million, including a tax benefit of $52.1 million, which is included in the gain on sale of discontinued operations in the consolidated statements of operations.

      On January 12, 1999, the Company completed the sale of CDS for $800.0 million in cash plus potential future contingent cash payments pursuant to the contract. The Company realized a gain of approximately $390.5 million based upon the finalization of the closing balance sheet at the sale date. The Company recognized $197.8 million of such gain in 1998 substantially in the form of a tax benefit and corresponding deferred tax asset. The Company recognized this deferred tax asset upon executing the definitive agreement to sell CDS, which was when it became apparent to the Company that the deferred tax asset would be realized. The recognized gain is included in the gain on sale of discontinued operations in the consolidated statements of operations.

      Summarized financial data of discontinued operations are as follows:

      Statement of Operations Data:

                                                                 EPub
                                                   -----------------------------
      (In millions)                                    Year Ended December 31,
                                                   -----------------------------
                                                     1998      1997       1996
                                                   --------  --------   --------
      Net revenues                                 $  197.2  $  188.1   $  174.6
                                                   --------  --------   --------

      Income before income taxes                       23.3      28.1       14.9
      Provision for income taxes                        9.1      10.9        6.1
                                                   --------  --------   --------
      Net income                                   $   14.2  $   17.2   $    8.8
                                                   ========  ========   ========

                                                                CDS
                                                   -----------------------------
                                                      Year Ended December 31,
                                                   -----------------------------
                                                     1998      1997       1996
                                                   --------  --------   --------
      Net revenues                                 $  345.8  $  433.7   $  384.5
                                                   --------  --------   --------

      Income (loss) before income taxes               (57.3)     (5.9)      42.0
      Provision for (benefit from) income taxes       (22.9)      2.4       27.3
                                                   --------  --------   --------
      Net income (loss)                            $  (34.4) $   (8.3)  $   14.7
                                                   ========  ========   ========

                                                       Classified Advertising
                                                   -----------------------------
                                                      Year Ended December 31,
                                                   -----------------------------
                                                     1998      1997       1996
                                                   --------  --------   --------
     Net revenues                                  $  202.4  $  208.5   $  126.4
                                                   --------  --------   --------
     Income (loss) before income taxes
       and extraordinary loss                          16.9      (4.5)       3.7
     Provision for (benefit from) income taxes          7.5      (1.2)       1.7
     Extraordinary loss from early extinguishment
       of debt, net of a $4.9 million tax benefit        --     (15.2)        --
                                                   --------  --------   --------
     Net income (loss)                             $    9.4  $  (18.5)  $    2.0
                                                   ========  =========  ========

      The Company allocated $19.9 million and $5.0 million of interest expense to discontinued operations for the years ended December 31, 1998 and 1997, respectively. Such interest expense represents the cost of funds associated with businesses acquired by the discontinued business segments at an interest rate consistent with the Company's consolidated effective borrowing rate.

      Balance Sheet Data:

                                                     EPub                  CDS
                                              ------------------    ------------------      Classified
                                                  December 31,         December 31,         Advertising
                                              ------------------    ------------------   -----------------
      (In millions)                             1998       1997       1998       1997    December 31, 1997
                                              -------    -------    -------    -------   -----------------
      Current assets                          $  63.3    $  64.3    $ 284.9    $ 209.1        $  58.6
      Goodwill                                   12.1       23.6      105.7       42.2          181.5
      Other assets                               27.9       31.2       88.2       49.2           33.2
      Total liabilities                         (14.4)     (31.9)    (105.2)    (127.0)        (173.5)
                                              -------    -------    -------    -------        -------
      Net assets of discontinued operations   $  88.9    $  87.2    $ 373.6    $ 173.5        $  99.8
                                              =======    =======    =======    =======        =======

6.    Other Charges

      Litigation Settlement

      On March 17, 1999, the Company reached a final agreement to settle the class action lawsuit that was brought on behalf of the holders of Income or Growth FELINE PRIDES ("PRIDES") securities who purchased their securities on or prior to April 15, 1998, the date on which the Company announced the discovery of accounting irregularities in the former business units of CUC (see Note 17 -- Mandatorily Redeemable Trust Preferred Securities Issued by Subsidiary). We originally announced a preliminary agreement in principle to settle such lawsuit on January 7, 1999. The final agreement maintained the basic structure and accounting treatment as the preliminary agreement. Under the terms of the agreement only holders who owned PRIDES at the close of business on April 15, 1998 will be eligible to receive a new additional "Right" for each PRIDES security held. Right holders may (i) sell them or (ii) exercise them by delivering to the Company, three Rights together with two PRIDES in exchange for two New PRIDES (the "New PRIDES"), for a period beginning upon distribution of the Rights and concluding upon expiration of the Rights (February 2001).

      The terms of the New PRIDES will be the same as the original PRIDES except that the conversion rate will be revised so that, at the time the Rights are distributed, each New PRIDES will have a value equal to $17.57 more than each original PRIDES, or, in the aggregate, approximately $351.0 million. Accordingly, the Company recorded a non-cash charge of $351.0 million in the fourth quarter of 1998 with an increase in additional paid-in capital and accrued liabilities of $350.0 million and $1.0 million, respectively, based on the prospective issuance of the Rights. The agreement also requires the Company to offer to sell four million additional PRIDES (having identical terms to currently outstanding PRIDES) to holders of Rights for cash, at a value which will be based on the valuation model that was utilized to set the conversion rate of the New PRIDES. Based on that valuation model, the currently outstanding PRIDES have a theoretical value of $28.07 based on the closing price of the Company's common stock of $16.6875 on March 17, 1999. The offering of additional PRIDES will be made only pursuant to a prospectus filed with the SEC. The Company currently expects to use the proceeds of such an offering to repurchase our common stock and for other general corporate purposes. The arrangement to offer additional PRIDES is designed to enhance the trading value of the Rights by removing up to six million Rights from circulation via exchanges associated with the offering and to enhance the open market liquidity of New PRIDES by creating four million New PRIDES via exchanges associated with the offering. If holders of Rights do not acquire all such PRIDES, they will be offered to the public. Under the settlement agreement, the Company also agreed to file a shelf registration statement for an additional 15 million PRIDES, which could be issued by the Company at any time for cash. However, during the last 30 days prior to the expiration of the Rights in February 2001, the Company will be required to make these additional PRIDES available to holders of Rights at a price in cash equal to 105% of the theoretical value of the additional PRIDES as of a specified date. The PRIDES, if issued, would have the same terms as the currently outstanding PRIDES and could be used to exercise Rights. Based on a market price of $16.6875, the closing price per share of the Company's common stock on March 17, 1999, the effect of the issuance of the New PRIDES will be to distribute approximately 19 million more shares of Company common stock when the mandatory purchase of Company common stock associated with the PRIDES occurs in February 2001. This represents approximately 2% more shares of Company common stock than are currently outstanding. The Rights will be distributed following final court approval of the settlement and after the effectiveness of the registration statement filed with the SEC covering the New PRIDES. It is presently expected that if the court approves the settlement and such conditions are fulfilled, the Rights will be distributed in August or September 1999. This summary of the settlement does not constitute an offer to sell any securities, which will only be made by means of a prospectus after a registration statement is filed with the SEC. There can be no assurance that the court will approve the agreement or that the conditions contained in the agreement will be fulfilled.

      Termination of Proposed Acquisitions

      On October 13, 1998, the Company and American Bankers Insurance Group, Inc. ("American Bankers") entered into a settlement agreement (the "Settlement Agreement"), pursuant to which the Company and American Bankers terminated a definitive agreement dated March 23, 1998 which provided for the Company's acquisition of American Bankers for $3.1 billion. Accordingly, the Company's pending tender offer for American Bankers shares was also terminated. Pursuant to the Settlement Agreement and in connection with termination of the Company's proposed acquisition of American Bankers, the Company made a $400.0 million cash payment to American Bankers and wrote off $32.3 million of costs, primarily professional fees.

      On October 5, 1998, the Company announced the termination of an agreement to acquire, for $219.0 million in cash, Providian Auto and Home Insurance Company ("Providian"). Certain representations and covenants in such agreement had not been fulfilled and the conditions to closing had not been met. The Company did not pursue an extension of the termination date of the agreement because Providian no longer met the Company's acquisition criteria. In connection with the termination of the Company's proposed acquisition of Providian, the Company wrote off $1.2 million of costs.

      Executive Terminations

      The Company incurred $52.5 million of costs in 1998 related to the termination of certain former executives of the Company, principally Walter A. Forbes, who resigned as Chairman of the Company and as a member of the Board of Directors. The severance agreement reached with Mr. Forbes entitled him to the benefits required by his employment contract relating to a termination of Mr. Forbes' employment with the Company for reasons other than for cause. Aggregate benefits given to Mr. Forbes resulted in a charge of $50.9 million comprised of $38.4 million in cash payments and
      1.3 million Company stock options, with a Black-Scholes value of $12.5 million. Such options were immediately vested and expire on July 28, 2008.

      Investigation-Related Costs

      The Company incurred $33.4 million of professional fees, public relations costs and other miscellaneous expenses in connection with accounting irregularities and resulting investigations into such matters.

      Financing Costs

      In connection with the Company's discovery and announcement of accounting irregularities on April 15, 1998 and the corresponding lack of audited financial statements, the Company was temporarily prohibited from accessing public debt markets. As a result, the Company paid $27.9 million in fees associated with waivers and various financing arrangements. Additionally, during 1998, the Company exercised its option to redeem its 4-3/4% Convertible Senior Notes (the "4 3/4% Notes") (see Note 13 -- Long-Term Debt -- 4 3/4% Convertible Senior Notes). At such time, the Company anticipated that all holders of the 4-3/4% Notes would elect to convert the 4 3/4% Notes to Company common stock. However, at the time of redemption, holders of the 4 3/4% Notes elected not to convert the 4-3/4% Notes to Company common stock and as a result, the Company redeemed such notes at a premium. Accordingly, the Company recorded a $7.2 million loss on early extinguishment of debt.

      1997 Merger-Related Costs and Other Unusual Charges (Credits) The Company incurred merger-related costs and other unusual charges ("Unusual Charges") in 1997 related to continuing operations of $704.1 million primarily associated with the Cendant Merger (the "Fourth Quarter 1997 Charge") and the PHH Merger (the "Second Quarter 1997 Charge"). Liabilities associated with Unusual Charges are classified as a component of accounts payable and other current liabilities. The reduction of such liabilities from inception is summarized by category of expenditure and by charge as follows:

                                                                                   1998 Activity
                                  Net 1997                Balance at    --------------------------------    Balance at
                                   Unusual      1997      December 31,    Cash       Non                   December 31,
      (In millions)                Charges   Reductions      1997       Payments     Cash    Adjustments        1998
                                   -------   ----------   -----------   --------    ------   -----------   ------------
      Professional fees            $ 123.3    $ (72.6)      $ 50.7      $ (38.2)    $   --     $(10.9)        $  1.6
      Personnel related              324.8     (156.3)       168.5        (75.3)        --      (23.0)          70.2
      Business terminations          133.9     (130.0)         3.9         (1.2)       6.1       (7.1)           1.7
      Facility related and other     156.0     (105.6)        50.4        (15.7)       2.1      (26.7)          10.1
                                   -------    -------       ------      -------     ------     ------         ------
      Total Unusual Charges        $ 738.0    $(464.5)      $273.5      $(130.4)    $  8.2     $(67.7)        $ 83.6

      Reclassification for
        discontinued operations      (33.9)      33.9           --           --         --         --             --
                                   -------    -------       ------      -------     ------     ------         ------
      Total Unusual Charges
        related to continuing
        operations                 $ 704.1    $ 430.6       $273.5      $(130.4)    $  8.2     $(67.7)        $ 83.6
                                   =======    =======       ======      =======     ======     ======         ======

                                                                                   1998 Activity
                                  Net 1997                Balance at    --------------------------------    Balance at
                                   Unusual      1997      December 31,    Cash       Non                   December 31,
      (In millions)                Charges   Reductions      1997       Payments     Cash    Adjustments        1998
                                   -------   ----------   -----------   --------    ------   -----------   ------------
      Fourth Quarter 1997
        Charge                     $454.9     $(257.5)      $197.4      $(102.6)    $  0.5     $(28.1)        $ 67.2
      Second Quarter 1997
        Charge                      283.1      (207.0)        76.1        (27.8)       7.7      (39.6)          16.4
                                   ------     -------       ------      -------     ------     ------         ------
      Total Unusual Charges        $738.0     $(464.5)      $273.5      $(130.4)    $  8.2     $(67.7)        $ 83.6

      Reclassification for
        discontinued operations     (33.9)       33.9           --           --         --         --             --
                                   ------     -------       ------      -------     ------     ------         ------
      Total Unusual Charges
        related to continuing
        operations                 $704.1     $(430.6)      $273.5      $(130.4)    $  8.2     $(67.7)        $ 83.6
                                   ======     =======       ======      =======     ======     ======         ======

      Fourth Quarter 1997 Charge. The Company incurred Unusual Charges in the fourth quarter of 1997 totaling $454.9 million substantially associated with the Cendant Merger and the merger in October 1997 with Hebdo Mag. Reorganization plans were formulated prior to and implemented as a result of the mergers. The Company determined to streamline its corporate organization functions and eliminate several office locations in overlapping markets. Management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties.

      Unusual Charges included $93.0 million of professional fees primarily consisting of investment banking, legal and accounting fees incurred in connection with the mergers. The Company also incurred $170.7 million of personnel-related costs including $73.3 million of retirement and employee benefit plan costs, $23.7 million of restricted stock compensation, $61.4 million of severance resulting from consolidations of European call centers and certain corporate functions and $12.3 million of other personnel-related costs. The Company provided for 474 employees to be terminated, the majority of which have been severed as of December 31, 1998. Unusual Charges included $78.3 million of business termination costs which consisted of a $48.3 million impairment write down of hotel franchise agreement assets associated with a quality upgrade program and $30.0 million of costs incurred to terminate a contract which may have restricted the Company from maximizing opportunities afforded by the Cendant Merger. Facility-related and other unusual charges of $112.9 million included $70.0 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16.4 million of building lease termination costs and a $22.0 million reduction in intangible assets associated with the Company's wholesale annuity business for which impairment was determined in 1997. During the year ended December 31, 1998, the Company recorded a net credit of $28.1 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred.

      Second Quarter 1997 Charge. The Company incurred $295.4 million of Unusual Charges in the second quarter of 1997 primarily associated with the PHH Merger. During the fourth quarter of 1997, as a result of changes in estimates, the Company adjusted certain merger-related liabilities, which resulted in a $12.3 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded the combined company, at such time, an opportunity to rationalize its combined corporate, real estate and travel related businesses, and enabled the corresponding support and service functions to gain organizational efficiencies and maximize profits. Management initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, management initiated plans to integrate its relocation, real estate franchise and mortgage origination businesses to capture additional revenue through the referral of one business unit's customers to another. Management also formalized a plan to centralize the management and headquarters functions of the world's largest, second largest and other company-owned corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter 1997. The aforementioned reorganization plans provided for 560 job reductions, which included the elimination of PHH Corporate functions and facilities in Hunt Valley, Maryland.

      Unusual Charges included $154.1 million of personnel-related costs associated with employee reductions necessitated by the planned and announced consolidation of the Company's corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel-related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Unusual Charges also included professional fees of $30.3 million, primarily comprised of investment banking, accounting and legal fees incurred in connection with the PHH Merger. The Company incurred business termination charges of $55.6 million, which were comprised of $38.8 million of costs to exit certain activities primarily within the Company's fleet management business (including $35.7 million of asset write-offs associated with exiting certain activities), a $7.3 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (now Cendant Mortgage Corporation) and $9.6 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility-related and other charges totaling $43.1 million included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space.

      The Company had substantially completed the aforementioned restructuring activities at December 31, 1998. During the year ended December 31, 1998, the Company recorded a net credit of $39.6 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred.

      1996 Merger-Related Costs and Other Unusual Charges

      In connection with and coincident to Company mergers accounted for as poolings of interests during 1996, the Company incurred Unusual Charges of approximately $134.3 million in 1996, of which $109.4 million was related to continuing operations (substantially related to the Company's merger with Ideon Group, Inc. ("Ideon")) and $24.9 million was associated with consumer software businesses that are discontinued. The collective Unusual Charges recorded during 1996 related to Company mergers and the utilization of such liabilities is summarized below:

                                      1996                     Balance at                  Balance at
                                     Unusual       1997        December 31,     1998      December 31,
      (In millions)                  Charges    Reductions        1997       Reductions      1998
                                     -------    ----------     ------------  ----------   ------------
      Professional fees              $ 27.5       $(27.5)        $   --        $   --       $   --
      Personnel related                 7.5         (7.5)            --            --           --
      Facility related                 12.4        (10.4)           2.0          (2.0)          --
      Litigation related               80.4        (14.4)          66.0         (25.0)        41.0
      Other                             6.5         (6.2)            .3          (0.3)          --
                                     ------       ------         ------        ------       ------
      Total Unusual Charges           134.3        (66.0)          68.3         (27.3)        41.0
      Reclassification for
        discontinued operations       (24.9)        24.9             --            --           --
                                     ------       ------         ------        ------       ------
      Total Unusual Charges
        related to continuing
        operations                   $109.4       $(41.1)        $ 68.3        $(27.3)      $ 41.0
                                     ======       ======         ======        ======       ======

      Costs associated with the discontinued operations were comprised primarily of professional fees incurred in connection with the Company's mergers with consumer software businesses. Costs associated with the Company's merger with Ideon were non-recurring and included transaction and exit costs as well as a provision relating to certain litigation matters giving consideration to the Company's intended approach to these matters. The Company has since settled all outstanding litigation matters. The remaining $41.0 million of litigation-related liabilities at December 31, 1998 consists of the present value of settlement payments to be made in annual installments to the co-founder of SafeCard Services, Inc. 1998 reductions include $27.8 million of cash payments and a $0.5 million charge to Unusual Charges as a result of a change in the original estimate of costs to be incurred.

      The 1996 Unusual Charges also provided for costs to be incurred in connection with the Company's consolidation efforts, including severance costs to be accrued resulting from the Ideon merger and costs relating to the expected obligations for certain third-party contracts (existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminate upon a change-in-control of Ideon. In addition, the Company incurred certain exit costs in transferring and consolidating Ideon's credit card registration and enhancement services into the Company's credit card registration and enhancement services business. As a result of the Ideon merger, 120 employees were terminated.

7.    Property and Equipment - net

      Property and equipment - net consisted of:

                                                            Estimated           December 31,
                                                           Useful Lives   ----------------------
      (In millions)                                          in Years       1998          1997
                                                           ------------   --------      --------
      Land                                                      --        $  153.3      $    8.4
      Building and leasehold improvements                     5 - 50         749.2         214.8
      Furniture, fixtures and equipment                       3 - 10         984.1         609.2
                                                                          --------      --------
                                                                           1,886.6         832.4
        Less accumulated depreciation and amortization                       466.3         301.5
                                                                          --------      --------
                                                                          $1,420.3      $  530.9
                                                                          ========      ========

8.    Other Intangibles - net

      Other intangibles - net consisted of:

                                           Estimated            December 31,
                                         Benefit Periods    --------------------
      (In millions)                         in Years         1998          1997
                                          ------------      ------        ------
      Avis trademark                            40          $402.0        $402.0
      Other trademarks                          40           170.9          72.5
      Customer lists                          3-10           162.7         116.8
      Other                                   2-16           102.4          88.5
                                                            ------        ------
                                                             838.0         679.8
      Less accumulated amortization                           94.5          71.2
                                                            ------        ------
                                                            $743.5        $608.6
                                                            ======        ======

      Other intangibles are recorded at their estimated fair values at the dates acquired and are amortized on a straight-line basis over the periods to be benefited.


      9. Accounts Payable and Other Current Liabilities

      Accounts payable and other current liabilities consisted of:

                                                             December 31,
                                                      --------------------------
      (In millions)                                      1998            1997
                                                      ----------      ----------
      Accounts payable                                $    453.9      $    479.5
      Merger and acquisition obligations                   152.7           359.0
      Accrued payroll and related                          199.7           187.3
      Advances from relocation clients                      59.5            57.2
      Other                                                636.8           395.3
                                                      ----------      ----------
                                                      $  1,502.6      $  1,478.3
                                                      ==========      ==========

10.   Net Investment in Leases and Leased Vehicles

      Net investment in leases and leased vehicles consisted of:

                                                             December 31,
                                                      --------------------------
      (In millions)                                      1998            1997
                                                      ----------      ----------
      Vehicles under open-end operating leases        $  2,725.6      $  2,640.1
      Vehicles under closed-end operating leases           822.1           577.2
      Direct financing leases                              252.4           440.8
      Accrued interest on leases                             1.0             1.0
                                                      ----------      ----------
                                                      $  3,801.1      $  3,659.1
                                                      ==========      ==========

      The Company records the cost of leased vehicles as "net investment in leases and leased vehicles." The vehicles are leased primarily to corporate fleet users for initial periods of twelve months or more under either operating or direct financing lease agreements. Vehicles under operating leases are amortized using the straight-line method over the expected lease term. The Company's experience indicates that the full term of the leases may vary considerably due to extensions beyond the minimum lease term. Lessee repayments of investment in leases and leased vehicles were $1.9 billion and $1.6 billion in 1998 and 1997, respectively, and the ratio of such repayments to the average net investment in leases and leased vehicles was 50.7% and 46.8% in 1998 and 1997, respectively.

      The Company has two types of operating leases. Under one type, open-end operating leases, resale of the vehicles upon termination of the lease is generally for the account of the lessee except for a minimum residual value which the Company has guaranteed. The Company's experience has been that vehicles under this type of lease agreement have generally been sold for amounts exceeding the residual value guarantees. Maintenance and repairs of vehicles under these agreements are the responsibility of the lessee. The original cost and accumulated depreciation of vehicles under this type of operating lease was $5.3 billion and $2.6 billion, respectively, at December 31, 1998 and $5.0 billion and $2.4 billion, respectively, at December 31, 1997.

      Under the second type of operating lease, closed-end operating leases, resale of the vehicles on termination of the lease is for the account of the Company. The lessee generally pays for or provides maintenance, vehicle licenses and servicing. The original cost and accumulated depreciation of vehicles under these agreements were $1.0 billion and $190.5 million, respectively, at December 31, 1998 and $754.4 million and $177.2 million, respectively, at December 31, 1997. The Company, based on historical experience and a current assessment of the used vehicle market, established an allowance in the amount of $14.2 million and $11.7 million for potential losses on residual values on vehicles under these leases at December 31, 1998 and 1997, respectively.

      Under the direct financing lease agreements, the minimum lease term is 12 months with a month to month renewal thereafter. In addition, resale of the vehicles upon termination of the lease is for the account for the lessee. Maintenance and repairs of these vehicles are the responsibility of the lessee.

      Open-end operating leases and direct financing leases generally have a minimum lease term of 12 months with monthly renewal options thereafter. Closed-end operating leases typically have a longer term, usually 24 months or more, but are cancelable under certain conditions.

      Gross leasing revenues, which are included in fleet leasing in the consolidated statements of operations, consist of:

                                                              Year Ended December 31,
                                                       ------------------------------------
      (In millions)                                      1998          1997          1996
                                                       --------      --------      --------
      Operating leases                                 $1,330.3      $1,222.9      $1,145.8
      Direct financing leases, primarily interest          37.8          41.8          43.3
                                                       --------      --------      --------
                                                       $1,368.1      $1,264.7      $1,189.1
                                                       ========      ========      ========

      In June 1998, the Company entered into an agreement with an independent third party to sell and leaseback vehicles subject to operating leases. The net carrying value of the vehicles sold was $100.6 million. Since the net carrying value of these vehicles was equal to their sales price, there was no gain or loss recognized on the sale. The lease agreement entered into between the Company and the counterparty was for a minimum lease term of 12 months with three one-year renewal options. For the year ended December 31, 1998, the total rental expense incurred by the Company under this lease was $17.7 million.

      The Company has transferred existing managed vehicles and related leases to unrelated investors and has retained servicing responsibility. Credit risk for such agreements is retained by the Company to a maximum extent in one of two forms: excess assets transferred, which were $9.4 million and $7.6 million at December 31, 1998 and 1997, respectively; or guarantees to a maximum extent. There were no guarantees to a maximum extent at December 31, 1998 or 1997. All such credit risk has been included in the Company's consideration of related allowances. The outstanding balances under such agreements aggregated $259.1 million and $224.6 million at December 31, 1998 and 1997, respectively.

      Other managed vehicles with balances aggregating $221.8 million and $157.9 million at December 31, 1998 and 1997, respectively, are included in special purpose entities which are not owned by the Company. These entities do not require consolidation as they are not controlled by the Company and all risks and rewards rest with the owners. Additionally, managed vehicles totaling approximately $81.9 million and $69.6 million at December 31, 1998 and 1997, respectively, are owned by special purpose entities which are owned by the Company. However, such assets and related liabilities have been netted in the consolidated balance sheet since there is a two-party agreement with determinable accounts, a legal right of offset exists and the Company exercises its right of offset in settlement with client corporations.

11.   Mortgage Loans Held for Sale

      Mortgage loans held for sale represent mortgage loans originated by the Company and held pending sale to permanent investors. The Company sells loans insured or guaranteed by various government sponsored entities and private insurance agencies. The insurance or guaranty is provided primarily on a non-recourse basis to the

      Company, except where limited by the Federal Housing Administration and Veterans Administration and their respective loan programs. As of December 31, 1998 and 1997, mortgage loans sold with recourse amounted to approximately $58.3 million and $58.5 million, respectively. The Company believes adequate allowances are maintained to cover any potential losses.

      The Company entered into a three year agreement effective May 1998 and expanded in December 1998 under which an unaffiliated Buyer (the "Buyer") committed to purchase, at the Company's option, mortgage loans originated by the Company on a daily basis, up to the Buyer's asset limit of $2.4 billion. Under the terms of this sale agreement, the Company retains the servicing rights on the mortgage loans sold to the Buyer and provides the Buyer with opportunities to sell or securitize the mortgage loans into the secondary market. At December 31, 1998, the Company was servicing approximately $2.0 billion of mortgage loans owned by the Buyer.

12.   Mortgage Servicing Rights

      Capitalized mortgage servicing rights ("MSRs") activity was as follows:

      (In millions)                                         MSRs       Allowance    Total
                                                           ------      ---------   ------
      Balance, January 1, 1996                             $192.8       $ (1.4)    $191.4
      Less:  PHH activity for January 1996
        to reflect change in PHH fiscal year                (14.0)          .2      (13.8)
      Additions to MSRs                                     164.4           --      164.4
      Amortization                                          (51.8)          --      (51.8)
      Write-down/provision                                     --           .6         .6
      Sales                                                  (1.9)          --       (1.9)
                                                           ------       ------     ------
      Balance, December 31, 1996                            289.5          (.6)     288.9
      Additions to MSRs                                     251.8           --      251.8
      Amortization                                          (95.6)          --      (95.6)
      Write-down/provision                                     --         (4.1)      (4.1)
      Sales                                                 (33.1)          --      (33.1)
      Deferred hedge, net                                    18.6           --       18.6
      Reclassification of mortgage-related securities       (53.5)          --      (53.5)
                                                           ------       ------     ------
      Balance, December 31, 1997                            377.7         (4.7)     373.0
      Additions to MSRs                                     475.2           --      475.2
      Additions to hedge                                     49.2           --       49.2
      Amortization                                          (82.5)          --      (82.5)
      Write-down/provision                                     --          4.7        4.7
      Sales                                                 (99.1)          --      (99.1)
      Deferred hedge, net                                   (84.8)          --      (84.8)
                                                           ------       ------     ------
      Balance, December 31, 1998                           $635.7       $   --     $635.7
                                                           ======       ======     ======

      The value of the Company's MSRs is sensitive to changes in interest rates. The Company uses a hedge program to manage the associated financial risks of loan prepayments. Commencing in 1997, the Company used certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to administer its hedge program. Premiums paid/received on the acquired derivatives instruments are capitalized and amortized over the life of the contracts. Gains and losses associated with the hedge instruments are deferred and recorded as adjustments to the basis of the MSRs. In the event the performance of the hedge instruments do not meet the requirements of the hedge program, changes in the fair value of the hedge instruments will be reflected in the income statement in the current period. Deferrals under the hedge programs are allocated to each applicable stratum of MSRs based upon its original designation and included in the impairment measurement.

      For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of interest rates of the underlying mortgage loans. The Company measures impairment for each stratum by comparing estimated fair value to the recorded book value. The Company records amortization expense in proportion to and over the period of the projected net servicing income. Temporary impairment is recorded through a valuation allowance in the period of occurrence.

13.   Long-Term Debt

      Long-term debt consisted of:

                                                            December 31,
                                                   ----------------------------
      (In millions)                                  1998                1997
                                                   --------            --------
      Term Loan Facility                           $1,250.0            $     --
      Revolving Credit Facilities                        --               276.0
      7 1/2% Senior Notes                             399.7                  --
      7 3/4% Senior Notes                           1,148.0                  --
      3% Convertible Subordinated Notes               545.4               543.2
      5 7/8% Senior Notes                                --               149.9
      4 3/4% Convertible Senior Notes                    --               240.0
      Other                                            24.9                39.2
                                                   --------            --------
                                                    3,368.0             1,248.3
      Less current portion                              5.1                 2.3
                                                   --------            --------
                                                   $3,362.9            $1,246.0
                                                   ========            ========

      Term Loan Facilities

      On May 29, 1998, the Company entered into a 364 day term loan agreement with a syndicate of financial institutions which provided for borrowings of $3.25 billion (the "Term Loan Facility"). The Term Loan Facility, as amended, incurred interest based on the London Interbank Offered Rate ("LIBOR") a margin of approximately 87.5 basis points. The weighted average interest rate on the Term Loan Facility was 6.2% at December 31, 1998.

      At December 31, 1998, borrowings under the Term Loan Facility of $1.25 billion were classified as long-term based on the Company's intent and ability to refinance such borrowings on a long-term basis. On February 9, 1999, the Company replaced the Term Loan Facility with a new two year term loan facility (the "New Facility") which provides for borrowings of $1.25 billion. The Company used $1.25 billion of the proceeds from the New Facility to refinance the majority of the outstanding borrowings under the Term Loan Facility. The New Facility bears interest at a rate of LIBOR plus a margin of approximately 100 basis points and is payable in five consecutive quarterly installments beginning on the first anniversary of the closing date. The New Facility contains certain restrictive covenants, which are substantially similar to and consistent with the covenants in effect for the Company's existing revolving credit agreements.

      Credit Facilities

      The Company's primary credit facility, as amended, consists of (i) a $750.0 million, five year revolving credit facility (the "Five Year Revolving Credit Facility") and (ii) a $1.0 billion, 364 day revolving credit facility (the "364 Day Revolving Credit Facility") (collectively the "Revolving Credit Facilities"). The 364-Day Revolving Credit Facility will mature on October 29, 1999 but may be renewed on an annual basis for an additional 364 days upon receiving lender approval. The Five Year Revolving Credit Facility will mature on October 1, 2001. Borrowings under the Revolving Credit Facilities, at the option of the Company, bear interest based on competitive bids of lenders participating in the facilities, at prime rates or at LIBOR, plus a margin of approximately 75 basis points. The Company is required to pay a per annum facility fee of .175% and .15% of the average daily unused commitments under the Five Year Revolving Credit Facility and 364 Day Revolving Credit Facility, respectively. The interest rates and facility fees are subject to change based upon credit ratings on the Company's senior unsecured long-term debt by nationally recognized debt rating agencies. Letters of credit of $45.0 million were outstanding under the Five-Year Revolving Credit Facility at December 31, 1998. The Revolving Credit Facilities contain certain restrictive covenants including restrictions on indebtedness, mergers, liquidations and sale and leaseback transactions and requires the maintenance of certain financial ratios, including a 3:1 minimum interest coverage ratio and a 0.5:1 maximum debt-to-capitalization ratio.

      7 1/2% and 7 3/4% Senior Notes

      On November 17, 1998, the Company filed an amended shelf registration statement with the SEC for the aggregate issuance of up to $3.0 billion of debt and equity securities. On November 24, 1998, the Company priced a total of $1.55 billion of Senior Notes (the "Notes") in a two-part issue. The first issue, $400.0 million principal amount of 7 1/2% Senior Notes due December 1, 2000, was priced to yield 7.545%. The second issue, $1.15 billion principal amount of 7 3/4% Senior Notes due December 1, 2003, was priced to yield 7.792%. Interest on the Notes will be payable on June 1 and December 1 each year, beginning on June 1, 1999. The

      Notes may be redeemed, in whole or in part, at any time at the option of the Company at a redemption price plus accrued interest to the date of redemption. The redemption price is equal to the greater of (i) the face value of the notes or (ii) the sum of the present values of the remaining scheduled payments discounted at the treasury rate plus a spread defined in the indenture. Net proceeds from the offering were used to repay a portion of the Company's Term Loan Facility and for general corporate purposes, which included the repurchase of Company common stock.

      3% Convertible Subordinated Notes

      In February 1997, the Company completed a public offering of $550.0 million 3% Convertible Subordinated Notes (the "3% Notes") due 2002. Each $1,000 principal amount of 3% Notes is convertible into 32.6531 shares of Company common stock subject to adjustment in certain events. The 3% Notes may be redeemed at the option of the Company at any time on or after February 15, 2000, in whole or in part, at the appropriate redemption prices (as defined in the indenture governing the 3% Notes) plus accrued interest to the redemption date. The 3% Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the 3% Notes) of the Company.

      5 7/8% Senior Notes

      On December 15, 1998, the Company repaid the $150.0 million principal amount of 5 7/8% Senior Notes outstanding in accordance with the provisions of the indenture agreement.

      4 3/4% Convertible Senior Notes

      In February 1996, the Company completed a public offering of $240.0 million unsecured 4 3/4% Convertible Senior Notes due 2003, which were convertible at the option of the holder at any time prior to maturity into
      36.030 shares of Company common stock per $1,000 principal amount of the 4 3/4% Notes, representing a conversion price of $27.76 per share. On May 4, 1998, the Company redeemed all of the outstanding ($144.5 million principal amount) 4 3/4% Notes at a price of 103.393% of the principal amount, together with interest accrued to the redemption date (see Note 6 -- Other Charges -- Financing Costs). Prior to the redemption date, during 1998, holders of such notes exchanged $95.5 million of the 4 3/4% Notes for 3.4 million shares of Company common stock.

      Debt Maturities

      Aggregate maturities of debt for each of the next five years commencing in 1999 are as follows:

      (In millions)
      Year                                                               Amount
      ----                                                               ------
      1999                                                              $    5.1
      2000                                                                 403.3
      2001                                                               1,250.3
      2002                                                                 545.4
      2003                                                               1,148.0
      Thereafter                                                            15.9
                                                                        --------
                                                                        $3,368.0
                                                                        ========

14.   Liabilities under Management and Mortgage Programs

      Borrowings to fund assets under management and mortgage programs consisted of:

                                                            December 31,
                                                     ---------------------------
      (In millions)                                    1998               1997
                                                     --------           --------
      Commercial paper                               $2,484.4           $2,577.5
      Medium-term notes                               2,337.9            2,747.8
      Securitized obligations                         1,901.5                 --
      Other                                             173.0              277.3
                                                     --------           --------
                                                     $6,896.8           $5,602.6
                                                     ========           ========

      Commercial Paper

      Commercial paper, which matures within 180 days, is supported by committed revolving credit agreements described below and short-term lines of credit. The weighted average interest rates on the Company's outstanding commercial paper were 6.1% and 5.9% at December 31, 1998 and 1997, respectively.

      Medium-Term Notes

      Medium-term notes of $2.3 billion primarily represent unsecured loans, which mature through 2002. The weighted average interest rates on such medium-term notes were 5.6% and 5.9% at December 31, 1998 and 1997, respectively.

      Securitized Obligations

      The Company maintains four separate financing facilities, the outstanding borrowings under which are securitized by corresponding assets under management and mortgage programs. The collective weighted average interest rate on such facilities was 5.8% at December 31, 1998. Such securitized obligations are described below.

      Mortgage Facility. In December 1998, the Company entered into a 364 day financing agreement to sell mortgage loans under an agreement to repurchase such mortgages (the "Agreement"). The Agreement is collateralized by the underlying mortgage loans held in safekeeping by the custodian to the Agreement. The total commitment under this Agreement is $500.0 million and is renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Mortgage loans financed under this Agreement at December 31, 1998 totaled $378.0 million and are included in mortgage loans held for sale on the consolidated balance sheet.

      Relocation Facilities. The Company entered into a 364-day asset securitization agreement effective December 1998 under which an unaffiliated buyer has committed to purchase an interest in the right to payments related to certain Company relocation receivables. The revolving purchase commitment provides for funding up to a limit of $325.0 million and is renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Under the terms of this agreement, the Company retains the servicing rights related to the relocation receivables. At December 31, 1998, the Company was servicing $248.0 million of assets, which were funded under this agreement.

      The Company also maintains an asset securitization agreement with a separate unaffiliated buyer, which has a purchase commitment up to a limit of $350.0 million. The terms of this agreement are similar to the aforementioned facility with the Company retaining the servicing rights on the right of payment. At December 31, 1998, the Company was servicing $171.0 million of assets eligible for purchase under this agreement.

      Fleet Facilities. In December 1998, the Company entered into two secured financing transactions each expiring five years from the effective agreement date through its two wholly-owned subsidiaries, TRAC Funding and TRAC Funding II. Secured leased assets (specified beneficial interests in a trust which owns the leased vehicles and the leases) totaling $600.0 million and $725.3 million, respectively, were contributed to the subsidiaries by the Company. Loans to TRAC Funding and TRAC Funding II were funded by commercial paper conduits in the amounts of $500.0 million and $604.0 million, respectively, and were secured by the specified beneficial interests. Monthly loan repayments conform to the amortization of the leased vehicles with the repayment of the outstanding loan balance required at time of disposition of the vehicles. Interest on the loans is based upon the conduit commercial paper issuance cost and committed bank lines priced on a LIBOR basis. Repayments of loans are limited to the cash flows generated from the leases represented by the specified beneficial interests.

      Other. Other liabilities under management and mortgage programs are principally comprised of unsecured borrowings under uncommitted short-term lines of credit and other bank facilities, all of which matures in 1999. The weighted average interest rate on such debt was 5.5% and 6.7% at December 31, 1998 and 1997, respectively.

      Interest expense is incurred on indebtedness, which is used to finance fleet leasing, relocation and mortgage servicing activities. Interest incurred on borrowings used to finance fleet leasing activities was $177.3 million, $177.0 million and $161.8 million for the years ended December 31, 1998, 1997, and 1996, respectively, and is included net within fleet leasing revenues in the consolidated statements of operations. Interest related to equity advances on homes was $26.9 million, $32.0 million and $35.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest related to origination and mortgage servicing activities was $138.9 million, $77.6 million and $63.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest expense incurred on borrowings used to finance both equity advances on homes and mortgage servicing activities are recorded net within membership and service fee revenues in the consolidated statements of operations.

      To provide additional financial flexibility, the Company's current policy is to ensure that minimum committed facilities aggregate 100 percent of the average amount of outstanding commercial paper. As of December 31, 1998, the Company maintained $2.75 billion in committed and unsecured credit facilities, which were backed by a consortium of domestic and foreign banks. The facilities were comprised of $1.25 billion in 364 day credit lines maturing in March 1999, a $250.0 million (changed to $150.0 million in March 1999) revolving credit facility maturing December 1999 and a five year $1.25 billion credit line maturing in the year 2002. Under such credit facilities, the Company paid annual commitment fees of $1.9 million, $1.7 million and $2.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. In March 1999, the Company extended the $1.25 billion in 364 day credit lines to March 2000. In addition, the Company has other uncommitted lines of credit with various banks of which $5.1 million was unused at December 31, 1998. The full amount of the Company's committed facility was undrawn and available at December 31, 1998 and 1997.

      Although the period of service for a vehicle is at the lessee's option, and the period a home is held for resale varies, management estimates, by using historical information, the rate at which vehicles will be disposed and the rate at which homes will be resold. Projections of estimated liquidations of assets under management and mortgage programs and the related estimated repayments of liabilities under management and mortgage programs as of December 31, 1998, are set forth as follows:

      (In millions)      Assets under Management    Liabilities under Management
      Years               and Mortgage Programs       and Mortgage Programs (1)
      -----              -----------------------    ----------------------------
      1999                          $  4,882.0               $  4,451.7
      2000                             1,355.9                  1,342.2
      2001                               668.6                    659.0
      2002                               289.0                    263.1
      2003                               168.3                    142.0
      2004-2008                          148.1                     38.8
                                    ----------               ----------
                                    $  7,511.9               $  6,896.8
                                    ==========               ==========

      ----------
      (1) The projected repayments of liabilities under management and mortgage programs are different than required by contractual maturities.

15.   Derivative Financial Instruments

      The Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates, foreign currency exchange rates, prices of mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued. The Company performs analyses on an on-going basis to determine that a high correlation exists between the characteristics of derivative instruments and the assets or transactions being hedged. As a matter of policy, the Company does not engage in derivative activities for trading or speculative purposes. The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company manages such risk by periodically evaluating the financial position of counterparties and spreading its positions among multiple counterparties. The Company presently does not expect non-performance by any of the counterparties.

      Interest Rate Swaps

      The Company enters into interest rate swap agreements to match the interest characteristics of the assets being funded and to modify the contractual costs of debt financing. The swap agreements correlate the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the stipulated revenue stream generated from the portfolio of assets being funded. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. For the years ended December 31, 1998, 1997 and 1996, the Company's hedging activities increased interest expense $2.1 million, $4.0 million and $4.1 million, respectively, and had no effect on its weighted average borrowing rate. The fair value of the swap agreements is not recognized in the consolidated financial statements since they are accounted for as matched swaps.

      The following table summarizes the maturity and weighted average rates of the Company's interest rate swaps.

      1998                           Notional     Weighted Average      Weighted Average        Swap
      (Dollars in millions)           Amount        Receive Rate            Pay Rate         Maturities
                                     --------     ----------------      ----------------     ----------
      Commercial paper               $  355.2          4.92%                 5.84%           1999-2006
      Medium-term notes                 931.0          5.27%                 5.04%           1999-2000
      Canada commercial paper            89.8          5.52%                 5.27%           1999-2002
      Sterling liabilities              662.3          6.26%                 6.62%           1999-2002
      Deutsche mark liabilities          31.9          3.24%                 4.28%           1999-2001
                                     --------
                                     $2,070.2
                                     ========

      1997                           Notional     Weighted Average      Weighted Average        Swap
      (Dollars in millions)           Amount        Receive Rate            Pay Rate         Maturities
                                     --------     ----------------      ----------------     ----------
      Commercial paper               $  355.7          5.68%                 6.26%           1999-2004
      Medium-term notes               1,551.0          5.93%                 5.73%           1999-2000
      Canada commercial paper           142.8          4.93%                 4.95%           1999-2002
      Sterling liabilities              491.5          7.21%                 7.69%           1999-2002
      Deutsche mark liabilities           9.1          3.76%                 5.34%           1999-2001
                                     --------
                                     $2,550.1
                                     ========

      ----------
      (1) The projected repayments of liabilities under management and mortgage programs are different than required by contractual maturities.

      Foreign Exchange Contracts

      In order to manage its exposure to fluctuations in foreign currency exchange rates, on a selective basis, the Company enters into foreign exchange contracts. Such contracts are primarily utilized to hedge intercompany loans to foreign subsidiaries and certain monetary assets and liabilities denominated in currencies other than the U.S. dollar. The Company may also hedge currency exposures that are directly related to anticipated, but not yet committed transactions expected to be denominated in foreign currencies. The principal currencies hedged are the British pound and the German mark. Market value gains and losses on foreign currency hedges related to intercompany loans are deferred and recognized upon maturity of the underlying loan. Market value gains and losses on foreign currency hedges of anticipated transactions are recognized in the statement of operations as exchange rates change. However, fluctuations in exchange rates are generally offset by the anticipated exposures being hedged. Historically, foreign exchange contracts have been short-term in nature.

      Other Financial Instruments

      With respect to both mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued, the Company is exposed to the risk of adverse price fluctuations primarily due to changes in interest rates. The Company uses forward delivery contracts, financial futures and option contracts to reduce such risk. Market value gains and losses on such positions used as hedges are deferred and considered in the valuation of cost or market value of mortgage loans held for sale.

      With respect to the mortgage servicing portfolio, the Company acquired certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to manage the associated financial impact of interest rate movements.

16.   Fair Value of Financial Instruments and Servicing Rights

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.

      Marketable Securities

      Fair value is based upon quoted market prices or investment advisor estimates.

      Mortgage Loans Held for Sale

      Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans net of mortgage-related positions. The value of embedded MSRs has been considered in determining fair value.

      Mortgage Servicing Rights

      Fair value is estimated by discounting future net servicing cash flows associated with the underlying securities using discount rates that approximate current market rates and externally published prepayment rates, adjusted, if appropriate, for individual portfolio characteristics.

      Debt

      The fair values of the Company's Senior Notes, Convertible Notes and Medium-term Notes are estimated based on quoted market prices or market comparables.

      Mandatorily Redeemable Preferred Securities Issued by Subsidiary

      Fair value is estimated based on quoted market prices and incorporates the settlement of litigation and the resulting modification of terms (see Note 6 -- Other Charges -- Litigation Settlement).

      Interest Rate Swaps, Foreign Exchange Contracts, Other Mortgage-Related Positions

      The fair values of these instruments are estimated, using dealer quotes, as the amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

The carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                               1998                                       1997
                                               -----------------------------------       ---------------------------------------
                                                        Notional/Estimated                          Notional/Estimated
                                                Contract    Carrying        Fair         Contract      Carrying          Fair
      (In millions)                              Amount      Amount        Value          Amount        Amount          Value
                                               ---------   ---------     ---------       ---------   ------------    -----------
      Assets
        Marketable securities                   $    --     $  220.8      $  220.8       $     --      $   65.2       $   65.2
        Investment in mortgage
          securities                                 --         46.2          46.2             --          48.0           48.0

      -------------------------------------------------------------------------------------------------------------------------
      Assets under management and
      mortgage programs
        Relocation receivables                       --        659.1         659.1             --         775.3          775.3
        Mortgage loans held for sale                 --      2,416.0       2,462.7             --       1,636.3        1,668.1
        Mortgage servicing rights                    --        635.7         787.7             --         373.0          394.6

      -------------------------------------------------------------------------------------------------------------------------
      Long-term debt                                 --      3,362.9       3,351.1             --       1,246.0        1,468.3

      -------------------------------------------------------------------------------------------------------------------------
      Off balance sheet derivatives
      relating to long-term debt
        Foreign exchange forwards                   1.1           --            --            5.5            --             --
      Other off balance sheet derivatives
        Foreign exchange forwards                  47.6           --            --          102.7            --             --

      -------------------------------------------------------------------------------------------------------------------------
      Liabilities under management
      and mortgage programs
        Debt                                         --      6,896.8       6,895.0             --       5,602.6        5,604.2

      -------------------------------------------------------------------------------------------------------------------------
      Mandatorily redeemable preferred
      securities issued by subsidiary                --      1,472.1       1,333.2             --            --             --

      -------------------------------------------------------------------------------------------------------------------------
      Off balance sheet derivatives
      relating to liabilities under
      management and mortgage
      programs
        Interest rate swaps                     2,070.2           --            --        2,550.1            --             --
          in a gain position                         --           --           7.8             --            --            5.6
          in a loss position                         --           --         (11.5)            --            --           (3.9)
        Foreign exchange forwards                 349.3           --           0.1          409.8            --            2.5

      -------------------------------------------------------------------------------------------------------------------------
      Mortgage-related positions
        Forward delivery
          commitments(a)                        5,057.0          2.9          (3.5)       2,582.5          19.4          (16.2)
        Option contracts to sell(a)               700.8          8.5           3.7          290.0            .5             --
        Option contracts to buy(a)                948.0          5.0           1.0          705.0           1.1            4.4
        Commitments to fund
         mortgages                              3,154.6           --          35.0        1,861.7            --           19.7
        Constant maturity treasury
          floors(b)                             3,670.0         43.8          84.0          825.0          12.5           17.1
        Interest rate swaps(b)                    775.0                                     175.0
          in a gain position                         --           --          34.6             --            --            1.3
          in a loss position                         --           --          (1.2)            --            --             --
        Treasury futures(b)                       151.0           --          (0.7)         331.5            --            4.8
        Principal only swaps(b)                    66.3           --           3.1             --            --             --

      ----------
      (a) Carrying amounts and gains (losses) on these mortgage-related positions are already included in the determination of respective carrying amounts and fair values of mortgage loans held for sale. Forward delivery commitments are used to manage price risk on sale of all mortgage loans to end investors including loans held by an unaffiliated buyer as described in Note 11.

      (b) Carrying amounts on these mortgage-related positions are capitalized and recorded as a component of MSRs. Gains (losses) on such positions are included in the determination of the respective carrying amounts and fair value of MSRs.

17.   Mandatorily Redeemable Trust Preferred Securities Issued by Subsidiary

      On March 2, 1998, Cendant Capital I (the "Trust"), a statutory business Trust formed under the laws of the State of Delaware and a wholly-owned consolidated subsidiary of the Company, issued 29.9 million FELINE PRIDES and 2.3 million trust preferred securities and received approximately $1.5 billion in gross proceeds therefrom. The Trust invested the proceeds in 6.45% Senior Debentures due 2003 (the "Debentures") issued by the Company, which represents the sole asset of the Trust. The obligations of the Trust related to the FELINE PRIDES and trust preferred securities are unconditionally guaranteed by the Company to the extent the Company makes payments pursuant to the Debentures. Upon the issuance of the FELINE PRIDES and trust preferred securities, the Company recorded a liability of $43.3 million with a corresponding reduction to shareholders' equity equal to the present value of the total future contract adjustment payments to be made under the FELINE PRIDES. The FELINE PRIDES, upon issuance, consisted of 27.6 million Income PRIDES and 2.3 million Growth PRIDES (Income PRIDES and Growth PRIDES hereinafter referred to as "PRIDES"), each with a face amount of $50 per PRIDE. The Income PRIDES consist of trust preferred securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The Growth PRIDES consist of zero coupon U.S. Treasury securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The stand alone trust preferred securities and the trust preferred securities forming a part of the Income PRIDES, each with a face amount of $50, bear interest, in the form of preferred stock dividends, at the annual rate of 6.45% payable in cash. Such preferred stock dividends are presented as minority interest, net of tax in the consolidated statements of operations. Payments under the forward purchase contract forming a part of the Income PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.05%. Payments under the forward purchase contract forming a part of the Growth PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.30%. The forward purchase contracts require the holder to purchase a minimum of
      1.0395 shares and a maximum of 1.3514 shares of Company common stock per PRIDES security depending upon the average of the closing price per share of the Company's common stock for a 20 consecutive day period ending in mid-February of 2001. The Company has the right to defer the contract adjustment payments and the payment of interest on the Debentures to the Trust. Such election will subject the Company to certain restrictions, including restrictions on making dividend payments on its common stock until all such payments in arrears are settled.

      The Company has reached an agreement to settle a class action lawsuit that was brought on behalf of holders of PRIDES securities who purchased their securities on or prior to April 15, 1998 (see Note 6 -- Other Charges
      -- Litigation Settlement).

18.   Commitments and Contingencies

      Leases

      The Company has noncancelable operating leases covering various facilities and equipment, which primarily expire through the year 2004. Rental expense for the years ended December 31, 1998, 1997 and 1996 was $171.5 million, $84.9 million and $69.2 million, respectively. The Company incurred contingent rental expenses in 1998 of $44.1 million, which is included in total rental expense, principally based on rental volume or profitability at certain NPC parking facilities. The Company has been granted rent abatements for varying periods on certain of its facilities. Deferred rent relating to those abatements is being amortized on a straight-line basis over the applicable lease terms. Commitments under capital leases are not significant.

      Future minimum lease payments required under noncancelable operating leases as of December 31, 1998 are as follows:

      (In millions)
      Year                               Amount
      ----                              -------
      1999                              $ 116.4
      2000                                104.3
      2001                                 89.2
      2002                                 65.7
      2003                                 52.4
      Thereafter                          138.2
                                        -------
                                        $ 566.2
                                        =======

      Litigation

      Accounting Irregularities. On April 15, 1998, the Company publicly announced that it discovered accounting irregularities in the former business units of CUC. Such discovery prompted investigations into such matters by the Company and the Audit Committee of the Company's Board of Directors. As a result of the findings from the investigations, the Company restated its previously reported financial results for 1997, 1996 and 1995. Since the April 15, 1998 announcement more than 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on the Company's behalf and several individual lawsuits have been filed in various courts against the Company and other defendants. The majority of these actions were all filed in or transferred to the United States District Court for the District of New Jersey, where they are pending before Judge William H. Walls and Magistrate Judge Joel A. Pisano. The Court has ordered consolidation of many of the actions.

      The SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. While the Company made all adjustments considered necessary as a result of the findings from the Investigations, in restating its financial statements, the Company can provide no assurances that additional adjustments will not be necessary as a result of these government investigations.

      On October 14, 1998, an action claiming to be a class action was filed against the Company and four of the Company's former officers and directors. The complaint claims that the Company made false and misleading public announcements and filings with the SEC in connection with the Company's proposed acquisition of American Bankers allegedly in violation of Sections 10(b) and 20(a) on the Securities Exchange Act of 1934, as amended and that the plaintiff and the alleged class members purchased American Bankers' securities in reliance on these public announcements and filings at inflated prices. On April 26, 1999, the United States District Court for the District of New Jersey found that the class action failed to state a claim upon which relief could be granted and, accordingly, dismissed the class action.

      As previously disclosed, the Company reached a final agreement with plaintiff's counsel representing the class of holders of its PRIDES securities who purchased their securities on or prior to April 15, 1998 to settle their class action lawsuit against the Company through the issuance of a new "Right" for each PRIDES security held. (See Note 6 -- Other Charges for a more detailed description of the settlement).

      Other than with respect to the PRIDES class action litigation, the Company does not believe it is feasible to predict or determine the final outcome or resolution of these proceedings or to estimate the amounts or potential range of loss with respect to these proceedings and investigations. In addition, the timing of the final resolution of these proceedings and investigations is uncertain. The possible outcomes or resolutions of these proceedings and investigations could include judgements against the Company or settlements and could require substantial payments by the Company. Management believes that material adverse outcomes with respect to such proceedings and investigations could have a material adverse impact on the Company's financial condition, results of operations and cash flows.

      Other pending litigation. The Company and its subsidiaries are involved in pending litigation in the usual course of business. In the opinion of management, such other litigation will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

19.   Income Taxes

      The income tax provision consists of:

                                                 Year Ended December 31,
                                        ---------------------------------------
      (In millions)                       1998            1997            1996
                                        -------         -------         -------
      Current
       Federal                          $(173.1)        $ 142.8         $  97.5
       State                               (0.6)           23.3            13.0
       Foreign                             56.5            28.5            18.1
                                        -------         -------         -------
                                         (117.2)          194.6           128.6
                                        -------         -------         -------
      Deferred
       Federal                            181.5           (14.5)           68.4
       State                               30.0            (3.2)           16.3
       Foreign                              1.1             3.2             0.8
                                        -------         -------         -------
                                          212.6           (14.5)           85.5
                                        -------         -------         -------
      Provision for income taxes        $  95.4         $ 180.1         $ 214.1
                                        =======         =======         =======

      Net deferred income tax assets and liabilities are comprised of the following:

                                                               December 31,
                                                          ---------------------
      (In millions)                                         1998          1997
                                                          -------       -------
      Current net deferred income taxes
        Merger and acquisition-related liabilities        $  52.8       $ 101.2
        Accrued liabilities and deferred income             319.8         223.9
        Excess tax basis on assets held for sale            190.0            --
        Insurance retention refund                          (21.2)        (19.3)
        Provision for doubtful accounts                      13.8           4.0
        Franchise acquisition costs                          (6.9)         (2.6)
        Deferred membership acquisition costs                 2.6           8.6
        Other                                               (90.3)         (8.9)
                                                          -------       -------
      Current net deferred tax asset                      $ 460.6       $ 306.9
                                                          =======       =======

                                                               December 31,
                                                          ---------------------
      (In millions)                                         1998          1997
                                                          -------       -------
      Non-current net deferred income taxes
        Depreciation and amortization                     $(296.5)      $(277.9)
        Deductible goodwill - taxable poolings               49.3          44.2
        Merger and acquisition-related liabilities           25.8          35.0
        Accrued liabilities and deferred income              63.9          66.9
        Acquired net operating loss carryforward             83.5          59.9
        Other                                                (3.4)          5.7
                                                          -------       -------
      Non-current net deferred tax liability              $ (77.4)      $ (66.2)
                                                          =======       =======

                                                               December 31,
                                                          ---------------------
      (In millions)                                         1998          1997
                                                          -------       -------
      Management and mortgage program deferred
      income taxes
        Depreciation                                      $(121.3)      $(233.1)
        Unamortized mortgage servicing rights              (248.0)        (74.6)
        Accrued liabilities                                  25.8           9.5
        Alternative minimum tax carryforwards                 2.5           2.5
                                                          -------       -------
        Net deferred tax liabilities under management
          and mortgage programs                           $(341.0)      $(295.7)
                                                          =======       =======

      Net operating loss carryforwards at December 31, 1998 acquired in connection with the acquisition of Avis expire as follows: 2001, $8.2 million; 2002, $89.6 million; 2005, $7.2 million; 2009, $17.7 million; and
      2010, $116.0 million. Certain state net operating loss carryforwards of $43.9 million are not expected to be realized; therefore, a valuation allowance of $43.9 million was established in 1998.

      The Company's effective income tax rate for continuing operations differs from the federal statutory rate as follows:

                                                                        Year Ended December 31,
                                                                   ---------------------------------
                                                                    1998          1997         1996
                                                                   ------        ------       ------
      Federal statutory rate                                         35.0%         35.0%        35.0%
      State income taxes net of federal benefit                       6.5%          5.6%         3.6%
      Non-deductible merger-related costs                              --          32.6%          --
      Amortization of non-deductible goodwill                         6.4%          1.4%         1.5%
      Foreign taxes differential                                     (8.6%)         3.7%          .8%
      Recognition of excess tax basis on assets held for sale        (2.9%)          --           --
      Other                                                          (3.7%)          .3%          .4%
                                                                   ------        ------       ------
                                                                     32.7%         78.6%        41.3%
                                                                   ======        ======       ======

20.   Stock Option Plans

      On December 12, 1998, the Company adopted the 1999 Broad-Based Employee Stock Option Plan (the "Broad-Based Plan"). The Broad-Based Plan authorizes the granting of up to 16 million shares of Company common stock through awards of nonqualified stock options (stock options which do not qualify as incentive stock options as defined under the Internal Revenue Service Code). Certain officers and all employees and independent contractors of the Company are eligible to receive awards under the Broad-Based Plan. Options granted under the plan generally have a ten year term and are exercisable at 20% per year commencing one year from the date of grant.

      In connection with the Cendant Merger, the Company adopted the 1997 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of up to 25 million shares of Company common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All directors, officers and employees of the Company and its affiliates are eligible to receive awards under the Incentive Plan. Options granted under the Incentive Plan generally have a ten year term and are exercisable at 20% per year commencing one year from the date of grant. During 1997, the Company also adopted two other stock plans: the 1997 Employee Stock Plan (the "1997 Employee Plan") and the 1997 Stock Option Plan (the "1997 SOP"). The 1997 Employee Plan authorizes the granting of up to 25 million shares of Company common stock through awards of nonqualified stock options, stock appreciation rights and shares of restricted Company common stock to employees of the Company and its affiliates. The 1997 SOP provides for the granting of up to 10 million shares of Company common stock to key employees (including employees who are directors and officers) of the Company and its subsidiaries through awards of incentive and/or nonqualified stock options. Options granted under the 1997 Employee Plan and the 1997 SOP generally have ten-year terms and are exercisable at 20% per year commencing one year from the date of grant.

      The Company also grants options to employees pursuant to three additional stock option plans under which the Company may grant options to purchase in the aggregate up to 70.8 million shares of Company common stock. Annual vesting periods under these plans range from 20% to 33%, all commencing one-year from the respective grant dates. At December 31, 1998 and 1997, there were 38.6 million and 49.3 million shares available for grant under the Company's stock option plans. On September 23, 1998, the Compensation Committee of the Board of Directors approved a program to effectively reprice certain Company stock options granted to middle management employees during December 1997 and the first quarter of 1998. Such options were effectively repriced on October 14, 1998 at $9.8125 per share (the "New Price"), which was the fair market value (as defined in the option plans) on the date of such repricing. On September 23, 1998, the Compensation Committee also modified the terms of certain options held by certain executive officers and senior managers of the Company subject to certain conditions including revocation of a portion of existing options. Additionally, a management equity ownership program was adopted that requires these executive officers and senior managers to acquire Company common stock at various levels commensurate with their respective compensation levels. The option modifications were accomplished by canceling existing options and issuing a lesser amount of new options at the New Price and, with respect to certain options of executive officers and senior managers, at prices above the New Price.

      The table below summarizes the annual activity of the Company's stock option plans:

                                                                      Weighted
                                                      Options      Avg. Exercise
     (Shares in millions)                           Outstanding        Price
                                                    -----------        ------
      Balance at December 31, 1995                      98.7           $ 7.21
        Granted                                         36.1            22.14
        Canceled                                        (2.8)           18.48
        Exercised                                      (14.0)            5.77
                                                       -----

      Balance at December 31, 1996                     118.0            11.68
        Granted                                         78.8            27.94
        Canceled                                        (6.4)           27.29
        Exercised                                      (14.0)            7.20
        PHH conversion (1)                              (4.4)              --
                                                       -----

      Balance at December 31, 1997                     172.0            18.66
        Granted
          Equal to fair market value                    83.8            19.16
          Greater than fair market value                20.8            17.13
        Canceled                                       (81.8)           29.36
        Exercised                                      (17.0)           10.01
                                                       -----

      Balance at December 31, 1998                     177.8            14.64
                                                       =====

      ----------
      (1) In connection with the PHH Merger, all unexercised PHH stock options were canceled and converted into 1.8 million shares of Company common stock.

      The Company utilizes the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock option plans. Under APB No. 25, because the exercise prices of the Company's employee stock options are equal to or greater than the market prices of the underlying Company stock on the date of grant, no compensation expense is recognized.

      Had the Company elected to recognize compensation cost for its stock option plans based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No.123, net income (loss) per share would have reflected the pro forma amounts indicated below:

                                                       Year Ended December 31,
                                                --------------------------------------
      (In millions, except per share data)        1998          1997            1996
                                                --------      --------        --------
        Net income (loss)
          as reported                           $  539.6      $ (217.2)       $  330.0
          pro forma                                392.9        (663.9)(2)       245.1
        Net income (loss) per share:
        Basic
          as reported                           $    .64      $   (.27)       $    .44
          pro forma (1)                              .46          (.82)(2)         .32
        Diluted
          as reported                                .61          (.27)            .41
          pro forma (1)                              .46          (.82)(2)         .31

      ----------
      (1) The effect of applying SFAS No. 123 on the pro forma net income per share disclosures is not indicative of future amounts because it does not take into consideration option grants made prior to 1995 or in future years.
      (2) Includes incremental compensation expense of $335.4 million ($204.9 million, after tax) or $.25 per basic and diluted share as a result of the immediate vesting of HFS options upon consummation of the Cendant Merger.

      The fair values of the stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1998, 1997 and 1996:

                                                                          CUC            HFS          PHH
                                                                         Plans          Plans        Plans
                                                                         -----          -----        -----
                                              1998          1997                        1996
                                            ---------     ---------     -------------------------------------
      Dividend yield                            --            --            --            --           2.8%
      Expected volatility                     55.0%         32.5%         28.0%         37.5%         21.5%
      Risk-free interest rate                  4.9%          5.6%          6.3%          6.4%          6.5%
      Expected holding period               6.3 years     7.8 years     5.0 years     9.1 years     7.5 years

      The weighted average fair values of Company stock options granted during the year ended December 31, 1998, which were repriced with exercise prices equal to and higher than the underlying stock price at the date of grant, were 19.69 and 18.10, respectively. The weighted average fair value of the stock options granted during the year ended December 31, 1998, which were not repriced was $10.16. The weighted average fair value of stock options granted during the year ended December 31, 1997 was $13.71. The weighted average fair value of stock options granted under the former CUC plans (inclusive of plans acquired) during the year ended December 31, 1996 was $7.51. The weighted average fair value of stock options granted under the former HFS plans (inclusive of the PHH plans) during the year ended December 31, 1996 was $10.96.

      The tables below summarize information regarding Company stock options outstanding and exercisable as of December 31, 1998:

                                              Options Outstanding                     Options Exercisable
                                      ------------------------------------           ---------------------
                                                  Weighted Avg.   Weighted                        Weighted
                                                    Remaining     Average                          Average
                                                   Contractual    Exercise                        Exercise
      Range of Exercise Prices        Shares          Life         Price             Shares         Price
      ------------------------        ------      -------------   --------           ------       --------
      $.01 to $10.00                   89.6            6.8        $  7.40             50.5         $  5.56
      $10.01 to $20.00                 38.6            7.5          15.44             17.3           14.52
      $20.01 to $30.00                 27.3            7.9          23.02             20.8           23.09
      $30.01 to $40.00                 22.3            8.8          32.03             14.8           31.83
                                      -----                                          -----
                                      177.8            7.4          14.64            103.4           14.34
                                      =====                                          =====

21.   Shareholders' Equity

      On December 1, 1998, the Company's Board of Directors amended and restated the 1998 Employee Stock Purchase Plan (the "Plan"). The Company reserved
      2.5 million shares of Company common stock in connection with the Plan, which enables eligible employees to purchase shares of common stock from the Company at 85% of the fair market value on the first business day of each calendar quarter (the "Offering Date"). Eligible employees may authorize the Company to withhold up to 10% of their compensation from each paycheck during any calendar quarter, in an amount not to exceed a total of $25,000 of Company common stock (at fair market value as of the Offering Date) during any calendar year.

      In November 1998, the Board of Directors authorized a $1.0 billion common share repurchase program. As of December 31, 1998, the Company had repurchased 13.4 million shares costing $257.7 million. During the first quarter of 1999, the Company's Board of Directors authorized an additional $600.0 million of Company common stock to be repurchased under such program. The Company has executed this program through open market purchases or privately negotiated transactions, subject to bank credit facility covenants and certain rating agency constraints. As of May 3, 1999, the Company repurchased $1.6 billion of Company common stock, reducing its outstanding shares by 83.9 million shares under this share repurchase program.

22.   Employee Benefit Plans

      The Company sponsors several defined contribution plans that provide certain eligible employees of the Company an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees on the basis of the percentages specified in the plans. The Company's cost for contributions to these plans was $22.8 million, $15.0 million and $9.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

      The Company's PHH subsidiary has a domestic non-contributory defined benefit pension plan covering substantially all domestic employees of PHH and its subsidiaries employed prior to July 1, 1997. Additionally, the Company has contributory defined benefit pension plans in certain United Kingdom subsidiaries with participation in the plans at the employees' option. Under both the domestic and foreign plans, benefits are based on an employee's years of credited service and a percentage of final average compensation.

      The Company's policy for all plans is to contribute amounts sufficient to meet the minimum requirements plus other amounts as deemed appropriate. The projected benefit obligations of the funded plans were $196.3 million and $108.1 million and funded assets, at fair value, were $162.2 million and $102.7 million at December 31, 1998 and 1997, respectively. The net pension cost and the recorded liability were not material to the accompanying consolidated financial statements.

23.   Related Party Transactions

      NRT

      During 1997, the Company executed agreements with NRT Incorporated ("NRT"), a corporation created to acquire residential real estate brokerage firms. In 1997, NRT acquired the real estate brokerage business and operations of National Realty Trust ("the Trust"). The Trust was an independent trust to which the Company contributed the brokerage offices, which were owned by Coldwell Banker at the time of the Company's acquisition of Coldwell Banker in 1996. Since inception, NRT acquired other local and regional real estate brokerage businesses. NRT is the largest residential brokerage firm in the United States. Certain officers of the Company serve on the Board of Directors of NRT. NRT is party to various agreements and arrangements with the Company and its subsidiaries. Under these agreements, the Company acquired $182.0 million of NRT preferred stock (and may be required to acquire up to an additional $81.3 million of NRT preferred stock). The Company received preferred dividend payments of $15.4 million and $5.2 million during the years ended 1998 and 1997, respectively which are included in other revenue in the consolidated statements of operations. NRT is the largest franchisee, based on gross commission income, of the Company's three real estate franchise systems. During 1998, 1997 and 1996, NRT and its predecessors paid an aggregate $121.5 million, $60.5 million and $24.0 million, respectively, in franchise royalties to the Company. On February 9, 1999, the Company executed new agreements with NRT, which among other things, increased the term of each of the three franchise agreements under which NRT operates from 40 years to 50 years.

      In connection with the aforementioned agreements, the Company at its election, will participate in NRT's acquisitions by acquiring up to an aggregate $946.3 million (plus an additional $500.0 million if certain conditions are met) of intangible assets, and in some cases mortgage operations, of real estate brokerage firms acquired by NRT. Through December 31, 1998, the Company acquired $445.7 million of such mortgage operations and intangible assets, primarily franchise agreements associated with real estate brokerage companies acquired by NRT, which brokerage companies will become subject to the NRT 50-year franchise agreements. In February 1999, NRT and the Company entered into an agreement whereby the Company made an upfront payment of $30.0 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. Such fee is refundable in the event the services are not provided.

      Avis, Inc.

      Upon entering into the definitive merger agreement to acquire Avis, the Company announced its strategy to dilute its interest in the subsidiary of Avis which controlled the car rental operations of Avis ("ARAC") while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements with ARAC and other licensees. Since the Company's control was planned to be temporary, the Company accounted for its 100% investment in ARAC under the equity method. The Company's equity interest was diluted to 27.5% pursuant to an Initial Public Offering ("IPO") by ARAC in

      September 1997. Net proceeds from the IPO of $359.3 million were retained by ARAC. In March 1998, the Company sold one million shares of Avis common stock and recognized a pre-tax gain of approximately $17.7 million, which is included in other revenue in the consolidated statements of operations. At December 31, 1998, the Company's interest in ARAC was approximately 22.6%. The Company recorded its equity in the earnings of ARAC, which amounted to $13.5 million, $51.3 million and $1.2 million for the years ended December 31, 1998, 1997 and 1996, respectively, as a component of other revenue in the consolidated statements of operations. In January 1999, the Company's equity interest was further diluted to 19.4% as a result of the Company's sale of 1.3 million shares of Avis common stock.

      The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. During 1998 and 1997, total franchise royalties paid to the Company from ARAC were $91.9 million and $81.7 million, respectively. In addition, the Company operates the telecommunications and computer processing system, which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Certain officers of the Company serve on the Board of Directors of ARAC.

24.   Divestiture

      On December 17, 1997, as directed by the Federal Trade Commission in connection with the Cendant Merger, CUC sold immediately preceding the Cendant Merger all of the outstanding shares of its timeshare exchange businesses, Interval International Inc. ("Interval"), for net proceeds of $240.0 million less transaction related costs amortized as services are provided. The Company recognized a gain on the sale of Interval of $76.6 million ($26.4 million, after tax), which has been reflected as an extraordinary gain in the consolidated statements of operations.

25.   Franchising and Marketing/Reservation Activities

      Revenue from franchising activities includes initial franchise fees charged to lodging properties, car rental locations, tax preparation offices and real estate brokerage offices upon execution of a franchise contract. Initial franchise fees amounted to $44.7 million, $26.0 million and $24.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

      Franchising information at December 31 is as follows:

                                               1998(1)       1997          1996
                                              ------        ------        ------

      Franchised Units in Operation           22,471        18,876        18,535
      Backlog (Franchised units sold
        but not yet opened)                    2,063         1,547         1,061

      ----------
      (1) 1998 franchised units were acquired in connection with the acquisition of Jackson Hewitt.

      The Company receives marketing and reservation fees from several of its lodging and real estate franchisees. Marketing and reservation fees related to the Company's lodging brands' franchisees are calculated based on a specified percentage of gross room revenues. Marketing fees received from the Company's real estate brands' franchisees are based on a specified percentage of gross closed commissions earned on the sale of real estate. As provided in the franchise agreements, at the Company's discretion, all of these fees are to be expended for marketing purposes and the operation of a centralized brand-specific reservation system for the respective franchisees and are controlled by the Company until disbursement. Membership and service fee revenues included marketing and reservation fees of $222.4 million, $215.4 million and $157.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

26.   Segment Information

      Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The provisions of SFAS No. 131 established revised standards for public companies relating to reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also established standards for related disclosures about products and services, and geographic areas. The adoption of SFAS No. 131 did not affect the Company's primary financial statements, but did affect the disclosure of segment information. The segment information for 1997 and 1996 has been restated from the prior years' presentation in order to conform to the requirements of SFAS No. 131.

      Management evaluates each segment's performance on a stand-alone basis based on a modification of earnings before interest, income taxes, depreciation and amortization. For this purpose, Adjusted EBITDA is defined as earnings before non-operating interest, income taxes, depreciation and amortization, adjusted for other charges which are of a non-recurring or unusual nature, which are not measured in assessing segment performance or are not segment specific. The Company determined that it has eight reportable operating segments based primarily on the types of services it provides, the consumer base to which marketing efforts are directed and the methods used to sell services. Inter-segment net revenues were not significant to the net revenues of any one segment or the consolidated net revenues of the Company. A description of the services provided within each of the Company's reportable operating segments is as follows:

      Travel

      Travel services include the franchising of lodging properties and car rental locations, as well as vacation/timeshare exchange services. As a franchiser of guest lodging facilities and car rental agency locations, the Company licenses the independent owners and operators of hotels and car rental agencies to use its brand names. Operation and administrative services are provided to franchisees, which include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts. As a provider of vacation and timeshare exchange services, the Company enters into affiliation agreements with resort property owners/developers (the developers) to allow owners of weekly timeshare intervals (the subscribers) to trade their owned weeks with other subscribers. In addition, the Company provides publications and other travel-related services to both developers and subscribers.

      Individual membership

      Individual membership provides customers with access to a variety of services and discounted products in such areas as retail shopping, travel, auto, dining, home improvement, credit information and special interest outdoor and gaming clubs. The Company affiliates with business partners such as leading financial institutions and retailers to offer membership as an enhancement to their credit card customers. Individual memberships are marketed primarily using direct marketing techniques. Through the Company's membership based online consumer sites, similar products and services are offered over the Internet.

      Insurance/Wholesale

      Insurance/Wholesale markets and administers competitively priced insurance products, primarily accidental death and dismemberment insurance and term life insurance. The Company also provides services such as checking account enhancement packages, various financial products and discount programs to financial institutions, which in turn provide these services to their customers. The Company affiliates with financial institutions, including credit unions and banks, to offer their respective customer bases such products and services.

      Relocation

      Relocation services are provided to client corporations for the transfer of their employees. Such services include appraisal, inspection and selling of transferees' homes, providing equity advances to transferees (generally guaranteed by the corporate customer), purchase of a transferee's home which is sold within a specified time period for a price which is at least equivalent to the appraised value, certain home management services, assistance in locating a new home at the transferee's destination, consulting services and other related services.

      Real estate franchise

      The Company licenses the owners and operators of independent real estate brokerage businesses to use its brand names. Operational and administrative services are provided to franchisees, which are designed to increase franchisee revenue and profitability. Such services include advertising and promotions, referrals, training and volume purchasing discounts.

      Fleet

      Fleet services primarily consist of the management, purchasing, leasing, and resale of vehicles for corporate clients and government agencies. These services also include fuel, maintenance, safety and accident management programs and other fee-based services for clients' vehicle fleets. The Company leases vehicles primarily to corporate fleet users under operating and direct financing lease arrangements.

      Mortgage

      Mortgage services primarily include the origination, sale and servicing of residential mortgage loans. Revenues are earned from the sale of mortgage loans to investors as well as from fees earned on the servicing of loans for investors. The Company markets a variety of mortgage products to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

      The Company customarily sells all mortgages it originates to investors (which include a variety of institutional investors) either as individual loans, as mortgage-backed securities or as participation certificates issued or guaranteed by Fannie Mae, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association while generally retaining mortgage servicing rights. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering the Company's mortgage loan servicing portfolio.

      Other services

      In addition to the previously described business segments, the Company also derives revenues from providing a variety of other consumer and business products and services which include the Company's tax preparation services franchise, information technology services, car park facility services, vehicle emergency support and rescue services, credit information services, financial products, published products, welcoming packages to new homeowners, value added-tax refund services to travelers and other consumer-related services.

Segment Information (1)
(In millions)

Year Ended December 31, 1998
--------------------------------------------------------------------------------------------------
                                                               Individual    Insurance/
                                     Total        Travel(2)    Membership    Wholesale  Relocation
                                     -----        ---------    ----------    ---------  ----------
Net revenues                       $ 5,086.6      $ 1,063.3     $   929.1     $  544.0   $  444.0
Adjusted EBITDA                      1,557.9          542.5         (57.8)       137.8      124.5
Depreciation and amortization          314.0           88.3          23.7         14.0       16.7
Segment assets                      19,739.6        2,761.6         839.0        371.5    1,130.3
Capital expenditures                   351.1           79.0          28.4         16.6       69.6

                                  Real Estate
                                   Franchise       Fleet        Mortgage       Other
                                   ---------       -----        --------       -----
Net revenues                       $  455.8      $  387.4      $  353.4      $  909.6
Adjusted EBITDA                       348.6         173.8         187.6         100.9
Depreciation and amortization          53.2          22.2           8.8          87.1
Segment assets                      2,014.3       4,697.2       3,504.0       4,421.7
Capital expenditures                    5.8          57.7          36.4          57.6

--------------------------------------------------------------------------------------------------
Year Ended December 31, 1997
                                                               Individual    Insurance/
                                     Total        Travel(2)    Membership    Wholesale  Relocation
                                     -----        ---------    ----------    ---------  ----------
Net revenues                       $ 4,051.9      $   971.6     $   778.7     $ 482.7    $   401.6
Adjusted EBITDA                      1,212.9          467.3           5.3       111.0         92.6
Depreciation and amortization          229.0           81.9          17.8        11.0          8.1
Segment assets                      13,681.0        2,601.5         840.6       357.0      1,008.7
Capital expenditures                   151.7           36.5          12.1         5.6         23.0

                                  Real Estate
                                   Franchise       Fleet        Mortgage       Other
                                   ---------       -----        --------       -----
Net revenues                       $  334.6      $  324.1      $  179.2      $  579.4
Adjusted EBITDA                       226.9         120.5          74.8         114.5
Depreciation and amortization          43.6          16.3           5.1          45.2
Segment assets                      1,827.1       4,125.8       2,233.3         687.0
Capital expenditures                   12.6          24.3          16.2          21.4

--------------------------------------------------------------------------------------------------
Year Ended December 31, 1996
                                                               Individual    Insurance/
                                     Total        Travel(2)    Membership    Wholesale  Relocation
                                     -----        ---------    ----------    ---------  ----------
Net revenues                       $ 3,063.1      $   429.2     $   745.9     $ 448.0    $   344.9
Adjusted EBITDA                        780.7          189.5          43.2        99.0         65.5
Depreciation and amortization          138.5           36.9          12.8        12.8         11.2
Segment assets                      12,558.5        2,686.2         882.7       297.1      1,086.4
Capital expenditures                    97.6           20.8           8.9         5.2          9.1

                                  Real Estate
                                   Franchise       Fleet        Mortgage       Other
                                   ---------       -----        --------       -----
Net revenues                       $  236.3      $  293.5      $  127.7      $  437.6
Adjusted EBITDA                       137.8          99.0          45.7         101.0
Depreciation and amortization          27.3          17.6           4.4          15.5
Segment assets                      1,295.5       3,991.1       1,742.4         577.1
Capital expenditures                    9.9          15.3           9.9          18.5

----------
(1) Segment data includes the financial results associated with acquisitions accounted for under the purchase method of accounting since the respective dates of acquisition as follows:

                                                       Acquisition
             Segment              Acquisition             Date
      ---------------------      ---------------      --------------
      Travel                     Avis                 October 1996
                                 RCI                  November 1996
      Real Estate franchise      Coldwell Banker      May 1996
      Other                      NPC                  April 1998
                                 Jackson Hewitt       January 1998

(2) Revenues and Adjusted EBITDA include the equity in earnings from the Company's investment in ARAC of $13.5 million, $51.3 million and $1.2 million in 1998, 1997 and 1996, respectively. Revenues and Adjusted EBITDA include a pre-tax gain of $17.7 million as a result of a 1998 sale of a portion of the Company's equity interest. Total assets include such equity method investment in the amount of $139.1 million, $123.8 million and $76.5 million at December 31, 1998, 1997 and 1996, respectively.

Provided below is a reconciliation of total Adjusted EBITDA and total assets for reportable segments to the consolidated amounts.

                                                                      Year Ended December 31,
                                                                -------------------------------------
(In millions)                                                     1998           1997          1996
                                                                --------       --------      --------
Adjusted EBITDA for reportable segments                         $1,557.9       $1,212.9      $  780.7
Other charges
  Litigation settlement                                            351.0             --            --
  Termination of proposed acquisitions                             433.5             --            --
  Executive terminations                                            52.5             --            --
  Merger-related costs and other unusual charges (credits)         (67.2)         704.1         109.4
  Investigation-related costs                                       33.4             --            --
  Financing costs                                                   35.1             --            --
Depreciation and amortization                                      314.0          229.0         138.5
Interest, net                                                      113.9           50.6          14.2
                                                                --------       --------      --------
Consolidated income from continuing operations before
  income taxes, minority interest, extraordinary gain and
  cumulative effect of accounting change                        $  291.7       $  229.2      $  518.6
                                                                ========       ========      ========

                                                 Year Ended December 31,
                                         ---------------------------------------
                                           1998            1997           1996
                                         ---------      ---------      ---------
Total assets for reportable segments     $19,739.6      $13,681.0      $12,558.5
Net assets of discontinued operations        462.5          360.5          189.1
                                         ---------      ---------      ---------
Consolidated total assets                $20,202.1      $14,041.5      $12,747.6
                                         =========      =========      =========

Geographic Segment Information

(In millions)                          United         United           All Other
                         Total         States         Kingdom          Countries
                       ---------      ---------      ---------        ---------
1998
Net revenues           $ 5,086.6      $ 4,090.5      $   695.5        $   300.6
Assets                  20,202.1       16,238.0        3,706.5            257.6
Long-lived assets        1,420.3          633.6          767.8(1)          18.9
1997
Net revenues           $ 4,051.9      $ 3,481.0      $   231.8        $   339.1
Assets                  14,041.5       12,717.3        1,014.7            309.5
Long-lived assets          530.9          463.8           49.1             18.0
1996
Net revenues           $ 3,063.1      $ 2,772.7      $   133.7        $   156.7
Assets                  12,747.6       11,551.7          830.7            365.2
Long-lived assets          509.3          429.8           65.9             13.6

----------
(1) Includes $691.0 million of property and equipment acquired in connection with the NPC acquisition.

      Geographic segment information is classified based on the geographic location of the subsidiary. Long-lived assets are comprised of property and equipment.

27.   Subsequent Event

      On February 4, 1999, the Company announced its intention not to proceed with the acquisition of RAC Motoring Services ("RACMS") due to certain conditions imposed by the UK Secretary of State of Trade and Industry that the Company determined to be not commercially feasible and therefore unacceptable. The Company originally announced on May 21, 1998 its definitive agreement with the Board of Directors of Royal Automobile Club Limited to acquire RACMS for approximately $735.0 million in cash. The Company wrote-off $7.0 million of deferred acquisition costs in the first quarter of 1999 in connection with the termination of the proposed acquisition of RACMS.

28.   Selected Quarterly Financial Data - (unaudited)

      Provided below is the selected unaudited quarterly financial data for 1998 and 1997. The underlying per share information is calculated from the weighted average shares outstanding during each quarter, which may fluctuate based on quarterly income levels. Therefore, the sum of the quarters may not equal the total year amounts.

                                                                                 1998
                                              ----------------------------------------------------------------------------
(In millions, except per share data)            First         Second (1)      Third (2)      Fourth (3)         Total Year
                                              ---------       ----------      ---------      ----------         ----------
Net revenues                                  $ 1,119.9       $ 1,272.3       $ 1,362.0      $ 1,332.4          $ 5,086.6
                                              ---------       ---------       ---------      ---------          ---------

Income (loss) from continuing operations          196.3           184.7            86.1         (321.4)             145.7
Income (loss) from discontinued
  operations, net of tax                          (23.4)          (31.7)           24.9           19.4              (10.8)
Gain on sale of discontinued operations,
  net of tax                                         --              --              --          404.7(4)           404.7
                                              ---------       ---------       ---------      ---------          ---------
Net income                                    $   172.9       $   153.0       $   111.0      $   102.7          $   539.6
                                              =========       =========       =========      =========          =========
Per share information:
  Basic
   Income (loss) from continuing
     operations                               $    0.23       $    0.22       $    0.10      $   (0.38)         $    0.17
   Net income                                 $    0.21       $    0.18       $    0.13      $    0.12          $    0.64
   Weighted average shares                        838.7           850.8           850.8          850.0              848.4
  Diluted
    Income (loss) from continuing
      operations                              $    0.22       $    0.21       $    0.10      $   (0.38)         $    0.17
    Net income                                $    0.20       $    0.18       $    0.13      $    0.12          $    0.61
    Weighted average shares                       908.5           900.9           877.4          850.0              880.4
Common Stock Market Prices:
  High                                             41              41 3/8          22 7/16        20 5/8
  Low                                              32 7/16         18 9/16         10 7/16         7 1/2

                                                                                 1997
                                              ----------------------------------------------------------------------------
                                                First         Second (5)        Third        Fourth (6)         Total Year
                                              ---------       ----------      ---------      ----------         ----------
Net revenues                                  $ 936.7         $  990.3        $ 1,095.1      $ 1,029.8          $ 4,051.9
                                              --------        --------        ---------      ---------          ---------

Income (loss) from continuing operations
  before extraordinary gain and
  cumulative effect of accounting
  change                                        130.3            (47.2)           165.9         (199.9)              49.1
Income (loss) from discontinued
  operations, net of tax                        (13.7)           (36.8)            36.7            4.2               (9.6)
Extraordinary gain, net of tax                     --               --               --           26.4 (8)           26.4
Cumulative effect of accounting
  change, net of tax                           (283.1)(7)           --               --             --             (283.1)
                                              --------        --------        ---------      ---------          ---------
Net income (loss)                             $ (166.5)       $  (84.0)       $   202.6      $  (169.3)         $  (217.2)
                                              ========        ========        =========      =========          =========

Per share information:
  Basic
    Income (loss) from continuing
      operations before extraordinary
      gain and cumulative
      effect of accounting change             $   0.16        $  (0.06)       $    0.21      $   (0.24)         $    0.06
    Net income (loss)                         $  (0.21)       $  (0.11)       $    0.25      $   (0.20)         $   (0.27)
    Weighted average shares                     799.4           804.2            805.9          828.4              811.2
  Diluted
    Income (loss) from continuing
      operations before extraordinary
      gain and cumulative
      effect of accounting change             $   0.15        $  (0.06)       $  0.19        $   (0.24)         $    0.06
    Net income (loss)                         $  (0.19)       $  (0.11)       $  0.23        $   (0.20)         $   (0.27)
    Weighted average shares                     877.1           804.2          889.0            828.4              851.7
  Common Stock Market Prices:
    High                                         26 7/8          26 3/4         31 3/4           31 3/8
    Low                                          22 1/2          20             23 11/16         26 15/16

      ----------
      (1) Includes charges of $32.2 million ($20.4 million, after tax or $0.02 per diluted share) comprised of the costs of the investigations into previously discovered accounting irregularities at the former CUC business units, including incremental financing costs. Such charges were partially offset by a credit of $27.5 million ($18.6 million, after tax of $0.02 per diluted share) associated with changes to the original estimate of costs to be incurred in connection with the 1997 Unusual Charges.
      (2) Includes charges of: (i) $76.4 million ($49.2 million, after tax or $0.06 per share) comprised of costs associated with the investigations into previously discovered accounting irregularities at the former CUC business units, including incremental financing costs and separation payments, principally to the Company's former chairman; and (ii) a $50.0 million ($32.2 million, after-tax or $0.04 per diluted share) non-cash write off of certain equity investments in interactive membership businesses and impaired goodwill associated with the National Library of Poetry, a Company subsidiary.
      (3) Includes charges of: (i) $433.5 million ($281.7 million, after tax or $0.33 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers and Providian; (ii) $351.0 million ($228.2 million, after tax or $0.27 per diluted share) of costs associated with an agreement to settle the PRIDES securities class action suit, and (iii) $12.4 million (9.9 million, after tax or $0.01 per diluted share) comprised of the costs of the investigations into previously discovered accounting irregularities at the former CUC business units, including incremental financing costs and separation payments. Such charges were partially offset by a credit of $42.8 million ($27.5 million, after tax or $0.03 per diluted share) associated with changes to the original estimate of costs to be incurred in connection with the 1997 Unusual Charges.
      (4)   Represents gains associated with the sales of Hebdo Mag and CDS (see
            Note 5 - Discontinued Operations).
      (5) Includes Unusual Charges of $295.4 million primarily associated with the PHH Merger. Unusual Charges of $278.9 million ($208.4 million, after-tax or $.24 per diluted share) pertained to continuing operations and $16.5 million were associated with discontinued operations.
      (6) Includes Unusual Charges in the net amount of $442.6 million substantially associated with the Cendant Merger and Hebdo Mag merger. Net Unusual Charges of $425.2 million ($296.3 million, after-tax or $.34 per diluted share) pertained to continuing operations and $17.4 million were associated with discontinued operations.
      (7) Represents a non-cash after-tax charge of $0.35 per diluted share to account for the cumulative effect of a change in accounting, effective January 1, 1997, related to revenue and expenses recognition for memberships.
      (8) Represents the gain on the sale of Interval, which was sold coincident to the Cendant Merger in consideration of Federal Trade Commission anti-trust concerns within the timeshare industry.